Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

MICHAEL KORS (EUROPE) B.V.,

as the Buyer,

MICHAEL KORS (HK) LIMITED,

as the Company,

MICHAEL KORS FAR EAST TRADING LIMITED,

as the Seller,

and

SPORTSWEAR HOLDINGS LIMITED

(solely for the purposes of Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7 and 10.15)

Dated as of May 31, 2016

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

EXHIBITS

Exhibit A	Form of Escrow Agreement

Exhibit B	Form of Instruments of Transfer and Bought and Sold Notes

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of May 31, 2016 (this “Agreement”), by and among Michael Kors (Europe) B.V., a Dutch private limited liability company (the “Buyer”), Michael Kors (HK) Limited, a company incorporated in Hong Kong with limited liability (the “Company”), Michael Kors Far East Trading Limited, a British Virgin Islands company (the “Seller”) and Sportswear Holdings Limited, a British Virgin Islands company (“SHL”, which has executed this Agreement solely for the purposes of agreeing to be bound by Section 7.1, Section 7.2, Section 7.3, Section 7.4, Section 7.5, Section 7.6, Section 7.7 and Section 10.15).

RECITALS

A. The issued and paid up share capital of the Company is HK$747,804,106.79 and the issued shares of the Company is 1,000,001. The Seller owns the 1,000,001 issued and outstanding shares of the Company (the “Shares”).

B. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Shares owned by the Seller on the terms and subject to the conditions set forth in this Agreement.

C. Certain employees of the Company and MK Shanghai are entering into employment agreements with the Company (collectively, the “New Employment Agreements”) concurrently with the execution and delivery of this Agreement.

D. As an inducement to the execution and delivery of this Agreement by the Buyer, concurrently with the execution and delivery of this Agreement, (i) each direct and indirect shareholder of the Seller other than SHL are entering into a Letter Agreement (the “Owner Letter Agreement”), with the Buyer relating to certain matters set forth therein, and (ii) Silas Chou and Lawrence Stroll are each entering into a Non-Solicitation Agreement with the Buyer (each a “Non-Solicitation Agreement”).

ACCORDINGLY, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“Accounting Principles” means the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology as were used in the preparation of the Audited Financial Statements, in each case, to the extent in accordance with HKFRS.

“Action” means any action, claim, demand, audit, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceedings by or before a Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For the avoidance of doubt, the parties agree that for all purposes of this Agreement, Michael Kors Holdings Limited and its Subsidiaries are not Affiliates of the Seller and its Affiliates.

“Benefit Plan” means any pension, profit-sharing, savings, retirement, employment, consulting, severance, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any of its Subsidiaries is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each “employee benefit plan” within the meaning of ERISA, Multiemployer Plan and other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Contemplated Transactions).

“Bulletin 7” means the Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (Public Notice [2015] No.7) issued by the State Administration of Taxation of the People’s Republic of China, effective as of February 3, 2015, including any subsequent amendments.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, Hong Kong or the PRC are authorized or required by Law to close.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 6.1 (Corporate Organization), 6.2 (Due Authorization) and 6.7 (Brokers).

“Capital Stock” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls, puts or other rights or understandings to purchase or acquire any of the foregoing.

“Circular 698” means the Notice on Strengthening the Management of Enterprise Income Tax Collection of Proceeds from Equity Transfers by Non-Resident Enterprises (Guoshuihan [2009] No. 698) issued by the State Administration of Taxation of the PRC, effective as of January 1, 2008, including any subsequent amendments.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Company Organization), Section 5.2 (Due Authorization), Section 5.6 (Capitalization), Section 5.7 (Subsidiaries), Section 5.8(b) (Lockbox Indebtedness; Lockbox Cash), Section 5.24 (Brokers), Section 5.25 (No Affiliate Payments) and Section 5.26 (Aggregate Funded PRC IIT Amount).

“Company Plan” means any Benefit Plan: (a) under which any current or former director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits and that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or (b) with respect to which the Company or any of its Subsidiaries has any Liability, in either case, other than a Non-U.S. Statutory Plan.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, commitment or other binding arrangement (in each case, whether written or oral).

“De Minimis Losses” means any Losses arising out of any particular claim or Action or resulting from the same facts, events, circumstances or root cause(s) that are equal to or less than $50,000.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) general principles of equity.

“Environmental Law” means any applicable Law or Order in effect prior to the Closing Date, relating to (a) pollution or the protection of the environment; (b) the protection of human health and safety (to the extent relating to exposure to Hazardous Substances); or (c) the regulation or remediation of Hazardous Substances.

“Environmental License” means any License relating to or required by any Environmental Law in connection with the business of the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the escrow agreement in the form attached as Exhibit A.

“Existing Credit Facility” means that certain letter agreement, dated as of February 5, 2016 (as amended, supplemented or modified prior to the date hereof), by and between the Hongkong and Shanghai Banking Corporation Limited and the Company.

“Fundamental Representations” means, collectively, the Company Fundamental Representations, the Seller Fundamental Representations and the Buyer Fundamental Representations.

“Governmental Authority” means, in any jurisdiction, (a) any federal, provincial, state, local, municipal, national or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any self-regulatory organization; or (c) any political subdivision or instrumentality of any of the foregoing.

“Hazardous Substance” means (a) any pollutant, contaminant or waste; (b) any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material; or (c) any substance, waste or material having any material constituent elements displaying any of the foregoing characteristics, including petroleum and its derivatives and by-products.

“HKFRS” means Hong Kong financial reporting standards, consistently applied.

“Indebtedness” means (a) any indebtedness or other obligation of the Company or any of its Subsidiaries for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) any indebtedness of the Company or any of its Subsidiaries evidenced by any note, bond, debenture or other security or similar instrument; (c) any net obligations of the Company or any of its Subsidiaries with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) any liabilities of the Company or any of its Subsidiaries for the deferred purchase price of property or other assets (including any “earn out” or similar payments but excluding, for the avoidance of doubt, deferred rents, deferred landlord contribution and deferred income); (e) any liabilities of the Company or any of its Subsidiaries in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under HKFRS as capital leases; (f) any liabilities of the Company or any of its Subsidiaries under any performance bond or letter of credit or any bank overdrafts and similar charges; (g) any liabilities of the Company or any of its Subsidiaries set forth in Section 1.1 of the Seller Disclosure Letter; (h) any accrued interest, premiums, penalties and other obligations relating to the foregoing; and (i) any indebtedness referred to in clauses (a) through (h) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset owned by, the Company or any of its Subsidiaries; provided that, for the avoidance of doubt, “Indebtedness” shall not include any Tax liabilities.

“Intercompany Loan” means those certain advances in the aggregate amount of HK$746,804,106.79 made by the Seller to the Company.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered, (a) patents, patentable inventions and other patent rights (including any divisionals, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights and designs; (d) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (e) copyrights in the following: computer software programs, source code, object code, specifications and designs and documentation related thereto; and (f) domain names, internet addresses and other computer identifiers.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (a) when used in reference to the Company or the Seller, (i) the actual knowledge of Patrick Lee and James Lee, in each case, after reasonable inquiry (excluding any inquiry as to the knowledge of Michael Kors and John Idol) and (ii) the actual knowledge (without any obligation of further inquiry) of Lawrence Stroll and Silas Chou, and (b) when used in reference to the Buyer, the actual knowledge of Joseph B. Parsons, after reasonable inquiry, excluding any inquiry as to the knowledge of Michael Kors and John Idol.

“Kors License Agreements” means that certain License and Distribution Agreement between Michael Kors, L.L.C. and MK Shanghai, dated as of April 1, 2011, and that certain License and Distribution Agreement between Michael Kors, L.L.C. and the Company, dated as of April 1, 2011.

“Labor Laws” means any Laws relating to employment, employment standards, employment of minors, employment discrimination, health and safety, labor relations, withholding, wages, hours, workplace safety and insurance or pay equity.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority.

“Liability” means any liability, debt or obligation of any type, in each case, whether known or unknown, direct or indirect, accrued or unaccrued, absolute or contingent, and whether due or to become due and regardless of when or by whom asserted.

“License” means any license, permit, certificate, approval, consent, registration or similar authorization of any Governmental Authority.

“Lien” means any lease, sublease, license, encumbrance, lien, mortgage, deed of trust, deed to secure debt, pledge, charge, security interest, right of first refusal, right of first offer, easement, right-of-way, restriction, covenant, condition, title defect, encroachment or other survey defect, option or other encumbrance of any kind (including any conditional sale or other title retention agreement).

“Lockbox Cash” means, on a consolidated basis, as of 11:59 p.m. on the Lockbox Date, the cash and cash equivalents and marketable securities of the Company and its Subsidiaries, each net of outstanding checks, excluding deposits in transit and excluding restricted cash, determined in accordance with the Accounting Principles.

“Lockbox Date” means February 20, 2016.

“Losses” means any and all losses, Liabilities, Taxes, damages, assessments, judgments, causes of action, costs or expenses, including reasonable and documented out of pocket attorneys’ fees and expenses; provided, that Losses shall not include (i) exemplary damages, (ii) punitive damages or (iii) consequential or special damages (including diminution in value, loss of future profits, revenue or income (or any amount calculated on such basis) or loss of business reputation or opportunity or other similar items), except (a) in the case of consequential or special damages, to the extent such Losses were a reasonably foreseeable consequence of the matter giving rise to the applicable Loss or (b) to the extent such Losses were payable by an Indemnified Party to a third party.

“Material Adverse Effect” means any effect, event, change, occurrence, circumstance, state of facts or development that, individually or together with any one or more effects, events, changes, occurrences, circumstances, states of fact or developments, has had or would be reasonably expected to have a material adverse effect on the assets, properties, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to: (i) conditions affecting the U.S. economy or the Chinese economy (including Hong Kong, Macau and any other Chinese region in which the Company and its Subsidiaries operate) or the global economy and markets in general (including, in each case, any financial, banking, currency or securities markets and any disruption thereof and any decline in the price of any security or any market index, including changes in interest or exchange rates); (ii) an earthquake or other natural disaster; (iii) political conditions (or changes in such conditions) or the commencement, continuation or escalation of a war, civil unrest, material armed hostilities or other material international or national calamity or act of terrorism; (iv) changes in HKFRS or other accounting standards; (v) changes in applicable Laws; (vi) changes that are generally applicable to the industries in the countries in which the Company and its Subsidiaries operate; or (vii) any failure by the Company or its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period on or after the date of this Agreement (provided that the underlying causes of any such failure may be considered in determining whether a Material Adverse Effect has occurred); which, in the case of any of the foregoing clauses (i) through (iii) and (vi) does not disproportionately affect the Company and its Subsidiaries relative to other companies in the industries in the countries in which they operate.

“MKFE Holdings” means Michael Kors Far East Holdings Limited, a British Virgin Islands company.

“MK Holdcos” means MKFE Holdings and Michael Kors Far East Limited, a Cayman Islands company.

“MK Shanghai” means Michael Kors Trading (Shanghai) Company Limited, a PRC company and a Subsidiary of the Company.

“Non-U.S. Company Plan” means any Company Plan that is maintained primarily for employees outside of the United States.

“Non-U.S. Statutory Plan” means a Benefit Plan required by applicable Law to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries for employees outside of the United States.

“Option” means any option to purchase shares of the Seller issued pursuant to the Michael Kors Far East Trading Limited Executive Share Option Scheme, dated February 5, 2013.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“Permitted Liens” means (a) Liens for Taxes, assessments or other government charges not yet delinquent or the amount or validity of which is being contested in good faith and, in each case, for which appropriate reserves have been established on the Financial Statements in accordance with the Accounting Principles; (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith and, in each case, for which appropriate reserves have been established on the Financial Statements in accordance with the Accounting Principles; (c) zoning, entitlement, building and other land use Laws applicable to the Leased Property which are not violated in any material respect by the current use, occupancy or operation of the Leased Property (d) title defects, covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any parcel of real property which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the current use, occupancy or operation of such real property as currently used or operated in the conduct of business of the Company; (e) any matters disclosed by a title report, title commitment or accurate survey of the Leased Property, which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the current use, occupancy or operation of such Leased Property as currently used or operated in the conduct of business of the Company; (f) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (g) Liens on goods in transit incurred pursuant to documentary letters of credit; (h) statutory, common law or contractual Liens of lessors; and (i) Liens of third parties affecting the lessor’s interest in the Leased Property.

“Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“PRC” or “China” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan for purposes of this Agreement.

“Pre-Closing Tax Period” means (a) any Tax period (or portion thereof) ending on or before the Closing Date and (b) with respect to any Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period that ends on the Closing Date.

“Qualified Transaction Expenses” means the expenses set forth on Section 2.2(a) of the Seller Disclosure Letter.

“Seller Fundamental Representations” means the representations and warranties of the Seller set forth in Sections 4.1 (Corporate Organization), 4.2 (Due Authorization), 4.6 (Title to Shares; Etc.) and 4.7 (Brokers).

“Subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) directly or indirectly (a) owns, more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity or (b) controls the management and policies. For the avoidance of doubt and notwithstanding the foregoing to the contrary, each of MK Shanghai, Michael Kors (HK) Limited Macau Branch, a Macau branch of the Company, and Michael Kors (HK) Limited Taiwan Branch, a Taiwan branch of the Company, shall be deemed to be a Subsidiary of the Company.

“Tax” means (a) any and all taxes, levies, fees, imposts, duties or similar charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed by any Governmental Authority, including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, escheat, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and (iii) customs duties; (b) any liability for the payment of any items described in clause (a) above as a result of (i) being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group or (ii) being included (or being required to be included) in any Tax Return related to such group; and (c) any liability for the payment of any amounts in respect of any items described in clause (a) or (b) above (x) as a result of any express or implied obligation to indemnify any other Person, any successor or transferee liability, or (y) pursuant to a Contract.

“Tax Authority” means any Governmental Authority having jurisdiction over the administration, assessment, determination, collection or other imposition of any Tax.

“Tax Return” means any report, return, declaration, claim for refund, election, disclosure, estimate, information report or return or statement required to be or otherwise supplied to a Tax Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax Side Letter Agreement” means that certain tax side letter agreement, dated as of May 27, 2016, by and between the Seller, the Company, LEE Ta-Kang and LEE Seng Kiat.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Owner Letter Agreement, the Non-Solicitation Agreements, the Transfer Documents and the Tax Side Letter Agreement.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by the Company or any of its Subsidiaries, in each case in connection with the Contemplated Transactions (whether incurred prior to or after the date hereof) and not paid prior to the Closing, including: (a) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (c) any fees, costs and expenses or payments of the Company or any of its Affiliates related to any transaction bonus, discretionary bonus, change-of-control payment, phantom equity payout, “stay-put” or other retention or compensatory payments made to any employee of the Company or any of its Affiliates as a result of the execution of any Transaction Document or in connection with the Contemplated Transactions (including the employer portion of any payroll, social security, unemployment or similar Taxes and the employee portion of any withholding Taxes in respect of the foregoing) and (d) any other fees, costs, expenses or payments resulting from the direct or indirect change of control of the Seller, the Company or any of its Subsidiaries or otherwise payable in connection with receipt of any consent or approval in connection with the Contemplated Transactions; provided, however, that “Transaction Expenses” shall in no event include any fees, costs or expenses incurred pursuant to or as contemplated by the New Employment Agreements.

“Transfer Documents” means the duly executed instruments of transfer and bought and sold notes that the Seller shall deliver to the Buyer as required to validly transfer title in and to the Shares owned by the Buyer, in substantially the form set forth on Exhibit B.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Willful Breach” means an intentional breach that is a consequence of an act knowingly undertaken by the breaching party, regardless of whether such act was taken with the intent of causing a breach of a specific provision or covenant of this Agreement.

Section 1.2 Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement.

Term	Section
Accounting Firm	8.4(b)
Affiliate Payments	5.25(j)
Affiliate Payments Amount	2.2(b)
Aggregate Funded PRC IIT Amount	8.4(d)
Agreement	Preamble
Audited Balance Sheet	5.8(a)
Audited Financial Statements	5.8(a)
Buyer	Preamble
Buyer Disclosure Letter	VI
Buyer Indemnified Parties	9.2
Cap	9.4(a)
China Stamp Duty	8.8
Closing	3.1
Closing Date	3.1
Closing Statement	2.2(b)
Company	Preamble
Company Intellectual Property	5.14(a)

Term	Section
Company Licenses	5.22
Company Released Claims	7.5(b)
Contest	8.3(a)
Escrow Account	2.3
Escrow Amount	2.2(a)
Expiration Date	9.1
Financial Statements	5.8(a)
Funded PRC IIT Amount	8.4(d)
HK Stamp Duty	8.7(a)
Indemnified D&O Parties	7.8
Indemnified Party	9.6(a)
Indemnifying Party	9.6(a)
Initial Release Unpaid Claims Amount	9.9(a)
Interim Financial Statements	5.8(a)
Latest Balance Sheet	5.8(a)
Lease	5.15(b)
Leased Property	5.15(b)
Leases	5.15(b)
Licensed Intellectual Property	5.14(a)
Lockbox Indebtedness	5.8(b)
Material Contracts	5.12(a)
MKHL	7.2(a)(i)
Multiemployer Plan	5.18(c)
New Employment Agreements	Recitals
Non-Party Affiliates	10.16
Non-Solicitation Agreement	Recitals
OFAC	5.20(d)
Options Payment Amount	2.2(a)
Owned Intellectual Property	5.14(a)
Owner Letter Agreement	Recitals
Personal Information	5.14(d)
PRC IIT Matter	8.1(a)
PRC Withholding Tax Escrow Account	2.5(b)
PRC Withholding Tax Escrow Amount	2.5(b)
PRC Withholding Taxes	2.5(a)
Pre-Lockbox Tax Periods	8.4(a)
Pre-Lockbox Taxes	8.1(a)
Purchase Price	2.2(a)
Related Party	5.23
Release Date	9.1
Release Event	2.5(c)(iii)
Released Claims	7.5(b)
Remaining Release Unpaid Claims Amount	9.9(b)
Restrictive Covenants	7.2(d)
Seller	Preamble

Term	Section
Seller Disclosure Letter	IV
Seller HK Stamp Duty Withheld Amount	2.2(a)
Seller Indemnified Parties	9.3
Seller Released Claims	7.5(a)
Settled PRC IIT Amount	8.4(d)
Shares	Recitals
SHL	Preamble
Straddle Period	8.5
Tax Indemnified Buyer Parties	8.1(a)
Third Party Claim	9.6(a)
Threshold Amount	9.4(a)
Unaudited Financial Statements	5.8(a)

Section 1.3 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) words defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the words “Dollars” and “$” mean U.S. dollars unless otherwise indicated;

(d) references herein to a specific Section, Subsection, Recital, schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) the word “or” shall be disjunctive but not exclusive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder;

(l) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule;

(m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(n) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(o) any reference in this Agreement to “made available” shall mean that such documents or information referenced shall have been provided in the “Project Dragon” data room maintained by the Company for the Buyer and its representatives on Intralinks or shall have been provided to the Buyer or its representatives, in each case at least one Business Day prior to the date hereof;

(p) the Seller Disclosure Letter and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth herein. Any capitalized terms used in any Exhibit or Schedule or in the Seller Disclosure Letter, but not otherwise defined therein, shall be defined as set forth in this Agreement. Inclusion of information in the Seller Disclosure Letter will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of the Company or its Subsidiaries and matters reflected in the Seller Disclosure Letter are not necessarily limited to matters required to be disclosed. Information disclosed in any section of the Seller Disclosure Letter delivered will qualify any representation, warranty, covenant or agreement in this Agreement to the extent that a reasonable buyer would infer the relevance or applicability of the information disclosed on its face to any such representation, warranty, covenant or agreement, notwithstanding the absence of a reference or cross-reference to such representation, warranty, covenant or agreement on such section of the Seller Disclosure Letter or the absence of a reference or cross-reference to the Seller Disclosure Letter (or any section thereof) in such representation, warranty, covenant or agreement.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, assign, transfer and convey to the Buyer, free and clear of any Liens (other than any restrictions on transfer arising under any applicable Law or Organizational Documents of the Company), and the Buyer shall purchase and acquire from the Seller, the Shares owned by the Seller in exchange for (a) a cash payment at the Closing equal to the Purchase Price, and (b) any amounts payable to the Seller pursuant to the Escrow Agreement and Sections 2.3 and 2.5.

Section 2.2 Calculation of Purchase Price.

(a) Purchase Price. The “Purchase Price” means an amount equal to: (i) $500,000,000, minus (ii) $52,000,000 (the “Escrow Amount”), minus (iii) the PRC Withholding Tax Escrow Amount (as defined below), minus (iv) the Affiliate Payments Amount, minus (v) $500,000 (the “Seller HK Stamp Duty Withheld Amount”), minus (vi) $3,904,526.84 (the “Options Payment Amount”).

(b) Closing Statement and Transaction Expenses. Prior to the Closing Date, the Company delivered to the Buyer a certificate, duly executed by the Chief Financial Officer of the Company (the “Closing Statement”), setting forth the Company’s good faith determination of (i) the amount of any Affiliate Payments from and including the Lockbox Date to and including the Closing Date (the “Affiliate Payments Amount”) and (ii) the resulting calculation of the Purchase Price, together with reasonable supporting information and final invoices with respect to Transaction Expenses (other than Qualified Transaction Expenses) to be paid by the Company or any of its Subsidiaries at the Closing. Prior to the Closing Date, the Seller shall deliver to the Buyer copies of the final invoices with respect to the Qualified Transaction Expenses payable by the Seller at the Closing.

Section 2.3 Escrow Account. At the Closing, the Buyer shall deposit, or shall cause to be deposited, with the Escrow Agent, cash in the amount of the Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent no fewer than two Business Days prior to the Closing Date (the “Escrow Account”). The Escrow Account shall be used to satisfy any claims of the Tax Indemnified Buyer Parties for indemnification pursuant to Article VIII in accordance with the terms thereof, any claims of the Buyer Indemnified Parties for indemnification pursuant to Article IX, in each case made from and after the Closing but on or before the latest Expiration Date, if any, and, to the extent applicable and as specifically provided for in Section 2.5(c)(v), any claims of the Tax Indemnified Buyer Parties under Section 2.5(a) in excess of the PRC Withholding Tax Escrow Amount made from and after the Closing but on or before the Release Event. Any funds in the Escrow Account (inclusive of any interest earned thereon less Tax distributions paid to the Buyer in accordance with the Escrow Agreement) not so used shall be distributed to the Seller, in accordance with the Escrow Agreement.

Section 2.4 Withholding. The Buyer shall deduct and withhold from any amounts otherwise payable hereunder to any Person such Tax amounts that are required to be deducted or withheld by the Buyer under any provision of any Tax Law, except as otherwise provided in Section 2.5; provided, that, other than with respect to PRC Withholding Taxes (the procedures for which are set forth in Section 2.5) the Buyer shall use commercially reasonable efforts to provide advance written notice to any Person on behalf of which any such deduction and withholding is expected and shall cooperate with any reasonable request from any such Person to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The provisions of Section 8.3(e) shall apply mutatis mutandis to this Section 2.4.

Section 2.5 PRC Withholding Tax Indemnification.

(a) Subject to the limits set forth in this Section 2.5, from and after the Closing, the Seller agrees to indemnify, defend and hold the Tax Indemnified Buyer Parties harmless from and against any Losses that the Tax Indemnified Buyer Parties suffer, sustain or incur to the extent arising out of, in connection with, with respect to or due to any PRC withholding Taxes with respect to the transfer of the Shares by the Seller hereunder, as assessed and finally determined by a competent PRC Tax Authority (the “PRC Withholding Taxes”).

(b) With respect to PRC Withholding Taxes, the Buyer shall deposit, or shall cause to be deposited, with the Escrow Agent, cash in an amount equal to $47,500,000 (the “PRC Withholding Tax Escrow Amount”), by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent no later than two (2) Business Days prior to the Closing Date (the “PRC Withholding Tax Escrow Account”); for the avoidance of doubt, the PRC Withholding Tax Escrow Account shall be separate and distinct from the Escrow Account.

(c) (i) The Seller shall, as soon as possible but in any event no later than thirty (30) days after the signing of this Agreement, report to the competent PRC Tax Authority the Contemplated Transactions with respect to the share transfer conducted by the Seller in accordance with Circular 698, Bulletin 7 and other applicable PRC Tax Laws. The Buyer shall have the right (but not an obligation) to review and comment on any and all application documents in connection with the share transfer to be submitted by the Seller to the competent PRC Tax Authority. The Seller shall consider in good faith any reasonable comments of the Buyer on such application documents; provided that the Seller shall be entitled to submit such application to the PRC Tax Authority without incorporating any changes with which the Seller disagrees in good faith to the extent necessary to avoid submitting the application later than thirty (30) days after the signing of this Agreement. The Buyer shall have the right to appoint a representative to witness the submission of the application documents. The Seller shall provide to Buyer a copy of any acknowledgment of receipt received from the PRC Tax Authority. For the avoidance of doubt, the Buyer (or its representative) shall be entitled to witness interactions with the PRC Tax Authority but shall not have any other right to participate in any discussions with the PRC Tax Authority.

(ii) The Escrow Agent shall retain the PRC Withholding Tax Escrow Amount in the PRC Withholding Tax Escrow Account until the earliest of the occurrence of any of the following:

(A) At a meeting with tax officials of the PRC Tax Authority, including senior/competent authority (e.g., a department chief, director or substantially similar official), after the introduction of the Contemplated Transactions by the Seller and/or its representative, and as witnessed by the Buyer and/or its representative, the tax officials provide oral or written confirmation, in either case, satisfactory to the Buyer in its reasonable judgment; provided that any oral or written confirmation substantially to the effect of the following (and which, in any event, shall include a statement substantially to the effect of the last sentence set forth below) shall be satisfactory to the Buyer:

<The PRC Tax Authority (i) agrees that the Seller did not “use an arrangement that does not have a reasonable commercial purpose” to avoid its obligation to pay enterprise income tax in China, and (ii) agrees that the transfer of the Shares by the Seller hereunder does not involve an indirect transfer that is treated as a direct transfer of equity interests in a China tax resident enterprise. Therefore, the PRC Tax Authority is of the opinion that no PRC income Tax is required to be paid as a result of the transfer of the Shares by the Seller hereunder.>

and the minutes of such meetings or conferences with the PRC Tax Authority prepared by the Seller and its representatives or advisors reflect such oral or written confirmation.

(B) The Seller delivers a final tax assessment notice or invoice and a tax payment receipt issued by the PRC Tax Authority, evidencing that any applicable PRC Withholding Taxes have been paid in full by or on behalf of the Seller; or

(C) The three-year anniversary of the date of the transaction reporting with the PRC Tax Authority pursuant to Section 2.5(c).

(iii) Upon the occurrence of the earliest of any of Section 2.5(c)(ii)(A)-(C) (a “Release Event”), the Buyer and the Seller shall deliver a joint written instruction to the Escrow Agent instructing the Escrow

Agent to distribute the PRC Withholding Tax Escrow Amount to the Seller within three (3) Business Days of receipt of such joint written instruction via wire transfer of immediately available funds to a bank account designated by the Seller in accordance with Section 3.2(b)(i).

(iv) If, prior to a Release Event, the Seller

(A) determines (in consultation with the Buyer and the PRC Tax Authority) to pay to the competent PRC Tax Authority the PRC Withholding Tax, or

(B) is required by the competent PRC Tax Authority to pay the PRC Withholding Taxes,

the Buyer and the Seller shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute to the Buyer from the PRC Withholding Tax Escrow Account an amount equal to the PRC Withholding Taxes determined based on the final tax assessment notice or invoice, who shall promptly, but in any event within three (3) Business Days of the receipt of such funds from the Escrow Agent, make payment of such PRC Withholding Taxes to the competent PRC Tax Authority on behalf of the Seller. The Buyer shall provide the Seller with written proof (including the tax payment receipt) of its payment of the applicable PRC Withholding Taxes on behalf of the Seller. Such amounts paid to the competent PRC Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Seller.

(v) To the extent that there is any surplus in the PRC Withholding Tax Escrow Account after the Buyer has paid the PRC Withholding Taxes on behalf of the Seller to the competent PRC Tax Authority pursuant to Section 2.5(c)(iv)(A) or Section 2.5(c)(iv)(B) above, the Buyer and the Seller shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute such surplus (inclusive of any interest earned on the PRC Withholding Tax Escrow Account less Tax distributions paid to the Buyer in accordance with the Escrow Agreement) to the Seller within three (3) Business Days of receipt of such joint written instruction via wire transfer of immediately available funds to a bank account designated by the Seller in accordance with Section 3.2(b); provided, that any such surplus shall be released only to the extent that it exceeds outstanding and unpaid or unresolved claims for indemnification under Section 2.5(a) above. To the extent (i) the PRC Withholding Tax Escrow Amount is insufficient to pay the applicable tax liability of the Seller and (ii) no Release Event has occurred, the Seller shall, within five (5) Business Days after request by the Buyer or a shorter period as required by the relevant competent PRC Tax Authority, pay to the competent PRC Tax Authority the balance as determined based on the final tax assessment notice or invoice; provided, that any such balance shall be satisfied solely out of the Escrow Account.

(vi) The Seller shall, and shall cause its representatives to, provide any documents, information and/or other assistance reasonably requested by the Buyer in connection with its payment of PRC Withholding Taxes on behalf of the Seller.

(d) Cooperation. The Seller shall respond as soon as reasonably practicable to any inquiry from any PRC Tax Authority relating to the assessment of PRC Withholding Taxes. If any such inquiry is delivered to the Buyer or any of its Affiliates, the Buyer shall not respond to the PRC Tax Authority and shall instead notify the Seller by the earlier of (i) five (5) Business Days after such inquiry and (ii) five (5) Business Days before a response is requested, and the Seller shall respond to the Buyer and to the applicable PRC Tax Authority as soon as reasonably practicable; provided, that if the Buyer has provided such notice and the Seller has not responded to the Buyer and the applicable PRC Tax Authority by the time that a response is requested, the Buyer may respond to such PRC Tax Authority as it reasonably deems necessary, copying the Seller on any such response. The Buyer’s failure to give notice in accordance with the provisions of this Section 2.5(d) shall not reduce the Seller’s indemnification obligations under this Section 2.5, except to the extent the Seller is prejudiced by such failure.

(e) Procedures. Except as otherwise superseded by this Section 2.5, with respect to any indemnification pursuant to Section 2.5(a) above, the provisions set forth in Section 8.2, Section 8.3, Section 9.4(c) and Section 9.4(d) of this Agreement shall apply mutatis mutandis.

Section 2.6 Treatment of Options. The Seller and the Company have executed, and delivered to the Buyer, a letter agreement with each Option holder providing for the cancellation of the Options of such Option holders in exchange for payment by the Company or its applicable Subsidiary of certain amounts on the Closing and, if applicable, on specified dates thereafter subject to the terms and conditions of such letter agreement. Promptly on and following the Closing, the Company or its applicable Subsidiary shall, and the Buyer shall cause the Company or its applicable Subsidiary to, make the payments to the Option holders as specified in such letter agreements upon and subject to the terms and conditions as set forth therein. Following the Closing, if and to the extent any payments to an Option holder provided pursuant to such Option holder’s letter agreement is forfeited pursuant to the terms thereof, the Company or its applicable Subsidiary shall, and the Buyer shall cause the Company or its applicable Subsidiary to, pay to the Seller any such forfeited amount within ten (10) Business Days following such forfeiture, to an account designated in writing by the Seller.

ARTICLE III

THE CLOSING

Section 3.1 Closing; Closing Date. The closing of the sale and purchase of the Shares contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the

Americas, New York, New York 10019-6064 (or remotely via the exchange of executed documents and other deliverables), on the date hereof concurrently with the execution of this Agreement. The date hereof is sometimes also referred to herein as the “Closing Date.”

Section 3.2 Transactions to Be Effected at Closing. At the Closing, the following transactions shall be effected by the parties:

(a) The Seller or the Company, as applicable, shall deliver to the Buyer:

(i) the transfer instrument and the bought and sold note in respect of the sale of the Shares duly executed by the Seller in favor of the Buyer and any power of attorney under which any such transfer instrument or the bought and sold note is executed on behalf of the Seller;

(ii) the three (3) existing share certificates representing the sold Shares held by the Seller;

(iii) a copy of the resolutions of the board of directors of the Company approving the registration of the transfer of all the Shares to the Buyer in the register of members of the Company, the issuance of the relevant share certificates to the Buyer and the cancellation of the existing share certificates in respect of the Shares;

(iv) the Escrow Agreement executed by the Seller and the Escrow Agent;

(v) resignations of those directors of the Company and its Subsidiaries set forth in Section 3.2 of the Seller Disclosure Letter;

(vi) the executed New Employment Agreements;

(vii) the Owner Letter Agreements; and

(viii) the Non-Solicitation Agreements.

(b) The Buyer shall:

(i) pay (A) to the Seller, by wire transfer of immediately available funds to a bank account designated in writing by the Seller prior to the Closing Date, an amount equal to the Purchase Price payable pursuant to Section 2.1 less the amount described in clause (B); and (B) on behalf of the Seller, to the Persons to whom the Seller owes Qualified Transaction Expenses, the aggregate amounts invoiced to the Seller by such Persons, as reflected in the invoices delivered by the Seller to the Buyer in accordance with Section 2.2(b), in each case by wire transfer of immediately available funds to a bank account of each such Person designated by the Seller prior to the Closing Date;

(ii) deliver the transfer instrument and the bought and sold note in respect of the sale of the Shares duly executed by the Buyer or procure that the bought and sold note is executed on behalf of the Buyer, and in each case, deliver a duly executed power of attorney in respect thereof;

(iii) pay to the Escrow Agent by wire transfer of immediately available funds (A) the Escrow Amount into the Escrow Account and (B) the PRC Withholding Tax Escrow Amount into the PRC Withholding Tax Escrow Account, in each case, to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement; and

(iv) execute and deliver to the Seller the Escrow Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AS TO THE SELLER

Except as set forth in accordance with Section 1.3(p) in the disclosure letter delivered by the Seller to the Buyer immediately prior to the execution and delivery of this Agreement (the “Seller Disclosure Letter”), the Seller represents and warrants to the Buyer as follows:

Section 4.1 Corporate Organization. The Seller has been duly organized, is validly existing and is in good standing under the Laws of its jurisdiction of organization. The Seller has the requisite power and authority to own or lease its assets and properties and to conduct its business as it is now being conducted. The Seller is duly licensed or qualified and is in good standing as a foreign entity in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of the Seller to enter into this Agreement or consummate the Contemplated Transactions.

Section 4.2 Due Authorization. The Seller has all requisite power and authority to execute and deliver each Transaction Document to which the Seller is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by the Seller of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the board of directors or other applicable governing body of the Seller, and no other proceeding, consent or authorization on the part of the Seller is necessary to authorize any Transaction Document to which it is or will be a party or to consummate the Contemplated Transactions. Each Transaction Document to which the Seller is or will be a party has been or will be duly and validly executed and delivered by the Seller and constitutes, or will constitute, a legal, valid and binding obligation of the Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 No Conflict. The execution and delivery by the Seller of each Transaction Document to which the Seller is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required or result in the termination of or give any Person the right to terminate, any material Contract to which the Seller is a party or by which any of the Seller’s assets are bound, in each case, except for those which would not reasonably be expected to have a material adverse effect on the Seller’s ability to perform its obligations under this Agreement;

(b) assuming compliance with the matters addressed in Section 4.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to the Seller, except for those which would not reasonably be expected to materially impair the Seller’s ability to perform its obligations under this Agreement;

(c) violate or conflict with any Organizational Documents of the Seller; or

(d) result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of the Seller, except for those which would not reasonably be expected to have a material adverse effect on the Seller’s ability to perform its obligations under this Agreement.

Section 4.4 No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Buyer contained in this Agreement, no notice to, consent, approval or authorization of or designation, declaration or filing (other than for Taxes as otherwise provided in Section 2.5, Section 8.6, Section 8.7 or Section 8.8 of this Agreement) with any Governmental Authority or other Person is required by the Seller with respect to the Seller’s execution or delivery of any Transaction Document to which the Seller is or will be a party or the consummation of the Contemplated Transactions, except for those which would not reasonably be expected to have a material adverse effect on the Seller’s ability to perform its obligations under this Agreement.

Section 4.5 Litigation. There are no pending or, to the Knowledge of the Seller, threatened Actions before or by any Governmental Authority against the Seller that would reasonably be expected to adversely affect or restrict the ability of the Seller to enter into and perform the Seller’s obligations under any Transaction Document to which the Seller is or will be a party. The Seller is not subject to any outstanding Order that prohibits or otherwise restricts the ability of the Seller to consummate fully the Contemplated Transactions.

Section 4.6 Title to Shares; Etc. Other than the Shares, the Seller holds no other Capital Stock of the Company. The Seller has good and valid title to the Shares, free and clear of all Liens (other than any restrictions on transfer arising under applicable Laws or the Organizational Documents of the Company). Upon delivery to the Buyer at the Closing of the share certificates representing the Shares held by the Seller and payment for the Shares in accordance with the terms of this Agreement, good and valid title to such Shares will pass to the Buyer, free and clear of any Liens. The Shares are not subject to any Contract restricting or otherwise relating to the voting, distribution rights or disposition of such Shares (other than any restrictions on transfer arising under applicable Laws or the Organizational Documents of the Company).

Section 4.7 Brokers. Except for any payments by the Seller as part of a Qualified Transaction Expense, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other advisory fees, costs, expenses, commissions or similar payments in connection with the Contemplated Transactions based upon any arrangements or Contract made by the Seller or any of its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

Except as set forth in accordance with Section 1.3(p) in the Seller Disclosure Letter, the Seller represents and warrants to the Buyer as follows:

Section 5.1 Company Organization. The Company has been duly incorporated and is validly existing as a company in good standing under the Laws of its jurisdiction of organization. The Company has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing as a foreign company in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of the Company to enter into this Agreement or consummate the Contemplated Transactions. The Company has made available to the Buyer a true and complete copy of the Organizational Documents, each as in effect on the date hereof, of the Company.

Section 5.2 Due Authorization. The Company has all requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by the Company of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the directors of the Company, and no other proceeding, consent or authorization on the part of the Company is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions. Each Transaction Document to which the Company is or will be a party, has been or will be duly and validly executed and delivered by the Company and constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3 No Conflict. The execution and delivery by the Company of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of the Company or any of its Subsidiaries’ assets are bound;

(b) assuming compliance with the matters addressed in Section 5.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to the Company or any of its Subsidiaries;

(c) violate or conflict with the Organizational Documents of the Company or any of its Subsidiaries; or

(d) result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of the Company or any of its Subsidiaries.

Section 5.4 No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Buyer contained in this Agreement, no notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Authority or other Person is required by the Company or any of its Subsidiaries with respect to the execution or delivery of any Transaction Document to which it is or will be a party or the consummation of the Contemplated Transactions.

Section 5.5 Litigation; Orders. There are no pending or, to the Knowledge of the Company, threatened material Actions before or by any Governmental Authority or by any other Person against the Company or any of its Subsidiaries. There are no pending or, to the Knowledge of the Company, threatened material Actions by any Governmental Authority or by any other Person against any officer, director or employee of the Company or any of its Subsidiaries in their capacities as such. None of the Company or any of its Subsidiaries is subject to any outstanding Order (except for Orders of general applicability).

Section 5.6 Capitalization. Section 5.6(a) of the Seller Disclosure Letter sets forth a true and complete list of the issued and outstanding Capital Stock of the Company as of the date hereof. The issued and outstanding Capital Stock of the Company is validly issued, fully paid and non-assessable (to the extent that such concepts are applicable) and free of any preemptive rights in respect thereto. There is no other Capital Stock of the Company issued, reserved for issuance or outstanding. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Stock of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company on any matter. There are no Contracts to which the Company or any of its Subsidiaries is a party or by which any of them are bound to repurchase, redeem or otherwise acquire, issue, sell or deliver any Capital Stock of the Company. There are no voting trusts, proxies, shareholder agreements or any other Contracts, commitments, instruments or understandings with respect to the voting, transfer, registration or sale of any Capital Stock of the Company. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Capital Stock of the Company. The Shares being acquired by the Buyer pursuant hereto represent all of the issued and outstanding Capital Stock of the Company. The Company has fully capitalized the Intercompany Loan prior to the date hereof. None of the Company or any of its Subsidiaries has any Liabilities with respect to the Intercompany Loan or the capitalization thereof. Section 5.6(b) of the Seller Disclosure Letter contains a true, complete and accurate list of all the shareholders of MKFE Holdings.

Section 5.7 Subsidiaries.

(a) Section 5.7(a) of the Seller Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and their respective jurisdictions of organization. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each Subsidiary and branch of the Company incorporated in the PRC has conducted and completed all filings and registrations with the PRC Governmental Authorities required to be made in respect of such Subsidiary or branch, as applicable. Each Subsidiary of the Company is duly licensed or qualified and is in good standing as a foreign corporation or other legal entity in all jurisdictions in which it is required to be so licensed or qualified, except where the failure to be so licensed or qualified, individually or in the aggregate, has not been and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. All outstanding shares of Capital Stock (to the extent such concept is applicable) of each Subsidiary are held directly by the Company or by one or more wholly owned Subsidiaries of the Company as set forth on such schedule. All of the issued and outstanding shares of Capital Stock (to the extent such concept is applicable) of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable (to the extent that such concepts are applicable) and free of any preemptive rights with respect thereto. The Company has made available to the Buyer a true and complete copy of the Organizational Documents, each as in effect on the date hereof, of each Subsidiary.

(b) Section 5.7(b) of the Seller Disclosure Letter sets forth the authorized, issued and outstanding Capital Stock of each Subsidiary of the Company.

With respect to each Subsidiary of the Company, as applicable, there is no other Capital Stock of such Subsidiary authorized, issued, reserved for issuance or outstanding. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Stock (to the extent such concept is applicable) of any Subsidiary of the Company. No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members or stockholders of such Subsidiary on any matter. There are no Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any Capital Stock (to the extent such concept is applicable) of any Subsidiary of the Company or (ii) vote or dispose of any Capital Stock (to the extent such concept is applicable) of any Subsidiary of the Company. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Capital Stock (to the extent such concept is applicable) of any Subsidiary of the Company. None of the Company or any of its Subsidiaries is obligated to make any loan or capital contribution to any Subsidiary of the Company.

(c) Other than the Capital Stock (to the extent such concept is applicable) of its Subsidiaries, the Company does not own any Capital Stock of any other Person. None of the Company and its Subsidiaries is obligated to make any investment in or capital contribution to any Person.

Section 5.8 Financial Statements.

(a) Section 5.8(a) of the Seller Disclosure Letter sets forth a true and complete copy of each of (a) the Company’s unaudited consolidated balance sheet (the “Latest Balance Sheet”) as of April 30, 2016 and the related statements of income and cash flows for the one-month period then ended (together with the Latest Balance Sheet, the “Interim Financial Statements”), (b) the Company’s unaudited consolidated balance sheet and statements of income and cash flows for the fiscal year ended April 2, 2016 (collectively with the Interim Financial Statements, the “Unaudited Financial Statements”) and (c) the Company’s audited consolidated balance sheets (the “Audited Balance Sheet”) and statements of income and cash flows for the fiscal years ended March 31, 2014 and March 31, 2015 (together with the Audited Balance Sheet, the “Audited Financial Statements”). The Audited Financial Statements and the Unaudited Financial Statements, collectively, are hereinafter referred to as the “Financial Statements.” The Financial Statements have been prepared in accordance with HKFRS, consistently applied throughout the periods indicated, and present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the Unaudited Financial Statements to (i) the absence of footnote disclosures and (ii) changes resulting from normal immaterial year-end adjustments. Except as set forth in the Financial Statements, none of the Company and its Subsidiaries maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

(b) Section 5.8(b) of the Seller Disclosure Letter sets forth, as of the Lockbox Date, (i) a true and correct list of all Indebtedness of the Company and its Subsidiaries and the amounts thereof (other than Indebtedness owed to Michael Kors Holdings Limited or a Subsidiary thereof and trade credit incurred in the ordinary course of business) (the “Lockbox Indebtedness”) and (ii) the amount of Lockbox Cash.

(c) As of the date hereof, the Company has working capital sufficient to conduct the Company’s and its Subsidiaries’ business in the ordinary course of business consistent with past practice.

(d) The Company’s system of internal controls over financial reporting is sufficient to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of financial statements in accordance with HKFRS, consistently applied. There have been, and are, no material weaknesses or significant deficiencies in the design or operation of the accounting and internal controls of the Company that could reasonably be expected to impair the Company’s ability to record, process, summarize and report financial data with respect to the business of the Company and its Subsidiaries.

Section 5.9 No Undisclosed Liabilities. There are no Liabilities of or with respect to the Company or any of its Subsidiaries that would be required to be disclosed on financial statements in accordance with HKFRS other than (a) Liabilities disclosed on Section 5.9 of the Seller Disclosure Letter, (b) Liabilities disclosed in the Financial Statements and the notes thereto or (c) Liabilities for performance under Material Contracts listed on Section 5.12 of the Seller Disclosure Letter (excluding any Liability for breach).

Section 5.10 Absence of Certain Developments. Since the latest Audited Balance Sheet (the “Audited Balance Sheet Date”) through the date of this Agreement, the Company and its Subsidiaries have, in all material respects and except in connection with the negotiation of and effecting the Contemplated Transactions, conducted their business in the ordinary course of business consistent with past practice. Since the Audited Balance Sheet Date, there has not been any Material Adverse Effect.

Section 5.11 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed. All such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects.

(b) The Company and its Subsidiaries have fully and timely paid all material Taxes due and payable by them as of the Lockbox Date (whether or not shown on any Tax Return). The Financial Statements reflect an adequate reserve (excluding any reserve for deferred Taxes) for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such Financial Statements. Since the Lockbox Date, neither the Company nor any of its Subsidiaries has incurred any Tax (for the avoidance of doubt, including any interest, penalties or additions to Tax with respect thereto), other than for Taxes relating to the ordinary course of business conducted by the Company and its Subsidiaries consistent with past practice.

(c) The Company has made available to the Buyer true and complete copies of (i) all material Tax Returns, and (ii) any examination reports and statements of deficiencies received from a Tax Authority, in each case for the Company and its Subsidiaries for its three (3) most recent taxable years for which it has filed Tax Returns as of the Closing Date.

(d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period. No request for any such waiver or extension is currently pending.

(e) No Action by any Tax Authority is pending or threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries. No claim has been made by any Tax Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the Financial Statements.

(f) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

(g) Neither the Company nor any of its Subsidiaries has participated in a transaction that the Company or any of its Subsidiaries has been required to separately disclose to an applicable Tax Authority as a tax shelter or similar transaction.

(h) Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the sharing, allocation or indemnification of Taxes or has any Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6, Treasury Regulations Section 1.1502-78 or in each case any comparable provision of any state, local or non-U.S. Tax Law, as a transferee or successor, pursuant to a Contract (other than any customary commercial Contract or any Contract the primary subject matter of which is not Taxes) or otherwise.

(i) The Company and its Subsidiaries have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Tax Authority proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws.

(j) Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) for any reason including as a result of any (i) adjustment required by reason of a change in the method of tax accounting prior to the Closing Date, (ii) closing agreement or similar agreement entered into with any Tax Authority prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) installment sale or intercompany transaction made prior to the Closing Date, or in each of cases (i) through (iv), comparable concepts under non-U.S. Tax Laws.

(k) Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any comparable provision of any state, local or non-U.S. Law. Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Tax Authority.

(l) Section 5.11(l) of the Seller Disclosure Letter sets forth (i) the U.S. federal income tax classification of the Company and each Subsidiary and (ii) the effective date of any elections on IRS Form 8832 of the Company or any Subsidiary. The Company has never made an election under Section 897(i) of the Code to be treated as a domestic corporation.

(m) Each of the Company’s Subsidiaries formed in the PRC has, in accordance with applicable Law, duly registered with the relevant PRC Tax Authority, obtained and maintained the validity of all national and local Tax registration certificates and complied in all material respects with all requirements imposed by such Tax Authority. No submissions made by or on behalf of the Company or any of its Subsidiaries to any Tax Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any material misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or threatened in writing. The Company has no reason to believe that the Contemplated Transactions will have any material adverse effect on the continued validity and effectiveness of any such Tax exemptions, preferential treatments or rebates or will result in the clawback or recapture of any such Tax exemptions, preferential treatments or rebates.

(n) Neither the Company nor any of its Subsidiaries takes the position for tax purposes that it is a tax resident in any jurisdiction other than its jurisdiction of formation.

(o) Since the Lockbox Date, neither the Company nor any of its Subsidiaries has amended any Tax Return, made or changed any election in respect of

Taxes, entered into any closing agreement, requested or received any ruling from a Tax Authority related to Taxes (other than with respect to the PRC Withholding Taxes), settled any claim or assessment in respect of Taxes, surrendered any refund, consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case other than in the ordinary course of business.

(p) Other than the representations in Section 5.11(d), Section 5.11(j), Section 5.11(k) and Section 5.11(l), no representation or warranty contained in this Section 5.11 is made with respect to any taxable period (or portion thereof) beginning after the Closing Date.

(q) It is agreed and understood that no representation or warranty is made by the Seller in respect of Tax matters, other than the representations and warranties set forth in this Section 5.11 and Section 5.18.

Section 5.12 Contracts.

(a) Section 5.12 of the Seller Disclosure Letter sets forth a true and complete list of all Material Contracts as of the date hereof. “Material Contracts” means any Contract to which the Company or any of its Subsidiaries is a party (other than any Contracts with Michael Kors Holdings Limited or any of its Subsidiaries) and which falls within any of the following categories:

(i) any Contract that the Company reasonably anticipates will involve individual or aggregate payments or consideration of more than $250,000 in the calendar year ending December 31, 2016 for goods and services furnished by the Company or any of its Subsidiaries;

(ii) any Contract that the Company reasonably anticipates will involve individual or aggregate payments or consideration of more than $250,000 in the calendar year ending December 31, 2016 for goods and services furnished to the Company or any of its Subsidiaries;

(iii) any Contract relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding amount in excess of $250,000;

(iv) any Contract under which the Company or any of its Subsidiaries would incur any change-in-control payment or similar compensation obligations to its employees by reason of any Transaction Document or the Contemplated Transactions;

(v) any stock option, stock purchase or stock appreciation plan;

(vi) any Contract under which the Company or any of its Subsidiaries has advanced or loaned an amount to any Person, other than to the Company or any wholly owned Subsidiary, any business related advances to employees, officers and directors made in the ordinary course of business and trade credit in the ordinary course of business consistent with past practice;

(vii) any joint venture, partnership or limited liability company Contract;

(viii) any employment, severance, retention, non-competition or separation Contract with any current director, officer, employee or consultant of the Company or any of its Subsidiaries, or any of such arrangements with any former director, officer, employee or consultant of the Company or any of its Subsidiaries to the extent there exists any outstanding or potential future Liability, in each case, providing annual compensation in excess of $250,000;

(ix) any Contract which purports to limit or restrict the ability of the Company or any of its Subsidiaries to enter into or engage in any geographic market or line of business or that provides for “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any product or geographic location;

(x) any Contract (other than Company Plans or Non-U.S. Statutory Plans) with any current or former officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries, with any family member of any of the foregoing or with any Affiliate of any such family member;

(xi) any Contract (other than the Transaction Documents) for the sale, transfer or acquisition of any of the assets, Capital Stock or businesses of the Company or any of its Subsidiaries (other than, in the case of sale or transfers of assets, in the ordinary course of business consistent with past practice) or for the grant to any Person of any preferential rights to purchase any of the assets, Capital Stock or businesses of the Company or any of its Subsidiaries, in each case under which there are material outstanding obligations;

(xii) any license, covenant not to sue or other Contract granting the Company or any of its Subsidiaries the right to use any Intellectual Property (other than off-the-shelf software licenses);

(xiii) any Contract for capital expenditures involving payments of more than $250,000 individually or in the aggregate, in each case under which there are material outstanding obligations;

(xiv) any Contract entered into in the past three years involving any resolution or settlement of any actual or threatened Action with a value of greater than $100,000 or which imposes material continuing obligations on the Company or any of its Subsidiaries;

(xv) any Contract under which the Company or any of its Subsidiaries has continuing material indemnification obligations to any Person, other than those entered into in the ordinary course of business consistent with past practice;

(xvi) any Contract with any labor union or association relating to any current or former employee of the Company or any of its Subsidiaries; or

(xvii) any other Contract (or group of related Contracts) the performance of which requires aggregate payments to or from the Company or any of its Subsidiaries in excess of $250,000 per year that is not terminable with less than 60 days’ notice.

(b) Prior to the date hereof, the Buyer either has been supplied with, or has been given access to, a true and complete (i) copy of each written Material Contract and (ii) summary of all of the material terms and conditions of each oral Material Contract.

(c) Each Material Contract is a valid and binding obligation of the Company or its Subsidiary, as applicable, is in full force and effect and is enforceable against the Company or its Subsidiary, as applicable, and, to the Knowledge of the Company, against the other parties thereto, subject to the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries is in material breach, violation of or default under any Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by the Company or any of its Subsidiaries under any Material Contract or, to the Knowledge of the Company, the other parties thereto.

Section 5.13 Retailers and Suppliers. Section 5.13 of the Seller Disclosure Letter sets forth a true and complete list, for the 12 months ended April 30, 2016, of the five largest third-party wholesalers of the Company and its Subsidiaries and the 10 largest suppliers of goods and services to the Company and its Subsidiaries. No Person set forth on Section 5.13 of the Seller Disclosure Letter (a) has threatened to cancel or otherwise terminate or, to the Knowledge of the Company, intends to cancel or otherwise terminate, the relationship of such Person with the Company or any of its Subsidiaries or (b) has materially modified or decreased materially or threatened to materially modify or decrease materially or limit materially or, to the Knowledge of the Company, intends to materially modify its relationship with the Company or any of its Subsidiaries or intends to decrease materially its purchases from, or services or supplies to, the Company or any of its Subsidiaries.

Section 5.14 Intellectual Property.

(a) All material Intellectual Property used in the operation of the business of the Company and its Subsidiaries (the “Company Intellectual Property”) is either owned by the Company or one or more of its Subsidiaries (the “Owned Intellectual Property”) or is used by the Company or one or more of its Subsidiaries pursuant to a valid Contract or pursuant to applicable Law (the “Licensed Intellectual Property”). The Company and its Subsidiaries have taken all commercially reasonable actions to maintain and protect each item of Company Intellectual Property.

(b) Section 5.14(b) of the Seller Disclosure Letter sets forth a true and complete list of (i) all material Owned Intellectual Property that is registered, issued or the subject of a pending application and (ii) all material unregistered Owned Intellectual Property. All of the registrations, issuances and applications set forth on Section 5.14(b) of the Seller Disclosure Letter are subsisting, unexpired and, to the Knowledge of the Company, valid, and payment of all renewal and maintenance fees, costs and expenses in respect thereof, and all filings related thereto, have been duly made as of the date hereof. The Company and its Subsidiaries own and possess all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens, other than Permitted Liens. The Company and its Subsidiaries have not transferred, assigned, pledged, mortgaged, hypothecated or otherwise granted any Liens (including any Permitted Lien) in or to the Intellectual Property licensed to the Company or any of its Subsidiaries pursuant to the Kors License Agreements or in or to any of the Company’s or any of its Subsidiary’s rights in or to the Kors License Agreements.

(c) The conduct of the business of the Company and its Subsidiaries does not infringe or otherwise violate any Intellectual Property or other proprietary rights of any other Person, and there is no Action pending or, to the Knowledge of the Company, threatened in writing alleging any such infringement or violation or challenging the Company’s or any of its Subsidiaries’ rights in or to any Company Intellectual Property and, to the Knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action. To the Knowledge of the Company, no Person is infringing or otherwise violating any Owned Intellectual Property or any rights of the Company or any of its Subsidiaries in any Intellectual Property owned or exclusively licensed to the Company or its Subsidiaries.

(d) To the Knowledge of the Company, no Person has gained material unauthorized access to, or made any material unauthorized use of, any personally identifiable information (“Personal Information”) maintained by the Company or any of its Subsidiaries on their software or systems in the past three (3) years. The Company and each of its Subsidiaries are in material compliance with all applicable Laws regarding the collection, use and protection of Personal Information, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to adversely affect, in any material respect, the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have commercially reasonable security measures in place to protect Personal Information stored in their computer systems from unlawful use by any third party. No Actions are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the collection or use of Personal Information.

(e) To the Knowledge of the Company, all software material to the business of the Company and its Subsidiaries (i) performs in material conformance with its documentation, (ii) is free from any material software defect and (iii) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software.

Section 5.15 Property.

(a) Except for assets disposed of in the ordinary course of business consistent with past practice since the Audited Balance Sheet Date, the Company and each of its Subsidiaries own good and marketable title to, or hold pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by it on the Latest Balance Sheet, in each case free and clear of all Liens, except for Permitted Liens.

(b) Section 5.15(b) of the Seller Disclosure Letter sets forth a true and complete list of all leases, subleases, licenses and other use and occupancy agreements pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise uses or occupies or has the right to use or occupy real property in connection with the Company’s business (including each extension, renewal, modification and guaranty related thereto, each, a “Lease” and collectively, the “Leases”, and each description of the real property demised under a Lease, a “Leased Property”) including (i) the street address of each Leased Property, (ii) the lessor and (iii) the lessee or current occupant if different from the named lessee). Prior to the date hereof, the Buyer either has been supplied with, or has been given access to, a true, complete and accurate copy of each Lease. Each Lease is a valid and binding obligation of the Company or its Subsidiary, as applicable, is in full force and effect and is enforceable against the Company or its Subsidiary, as applicable, and, to the Knowledge of the Company, against the other parties thereto, subject to proper authorization, execution and delivery of such Lease by the other party thereto and the Enforceability Exceptions, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto has received or delivered written notice of a material default under any Lease and no event has occurred or circumstance exists that, with notice or lapse of time or both, would constitute such a material default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto. The Company or its applicable Subsidiary has good and valid leasehold title to each Leased Property subject to no Liens except Permitted Liens. Neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any Leased Property or any portion thereof or interest therein. The Company enjoys peaceful and undisturbed possession of the Leased Properties and has paid all rent due and payable under the Leased Properties. Each Lease constitutes the entire agreement between the Company or its respective Subsidiary, as applicable, and each lessor, sublessor or licensor with respect to the Leased Property. The Leased Property comprises all of the real property used or occupied by the Company or any of its Subsidiaries in the conduct of the Company’s business.

(c) Neither the Company nor any of its Subsidiaries owns any real property or is party to any Contract or option to purchase any real property or interest in real property.

(d) To the Knowledge of the Company, there is no pending or threatened, appropriation, condemnation or like Action affecting the Leased Property or any part thereof or interest therein or of any sale or other disposition of the Leased Property or any part thereof or interest therein in lieu of condemnation.

Section 5.16 Employees. Section 5.16 of the Seller Disclosure Letter sets forth a true and complete list setting forth the name, position, job location, salary or wage rate, bonus opportunity, date of hire and full- or part-time or temporary status, for each employee of the Company and its Subsidiaries whose annual cash compensation exceeds $100,000. No employees of the Company and its Subsidiaries are located in the United States.

Section 5.17 Employee and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or other Contract with any labor union or other organization representing the Company’s or any of its Subsidiaries’ employees. There are no material unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Governmental Authority. There are no work slowdowns, lockouts, stoppages, picketing or strikes pending or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and its employees. There is no organization effort pending or, to the Knowledge of the Company, threatened by any labor union to organize any employees of the Company or any of its Subsidiaries, nor has there been such an effort in the past three years. The Company and its Subsidiaries are each in compliance in all respects with all applicable Labor Laws.

(b) As of the date of this Agreement, no employee of the Company or any of its Subsidiaries set forth on Section 5.17 of the Seller Disclosure Letter has given written notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

Section 5.18 Employee Benefit Plans.

(a) Section 5.18(a) of the Seller Disclosure Letter sets forth a true and complete list of each material Company Plan and each material Non-U.S. Statutory Plan providing for severance, retirement, health or similar benefits.

(b) With respect to each material Company Plan (other than any Multiemployer Plan), the Company has made available to the Buyer a true and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) each related trust agreement or other funding instrument,

(ii) the most recent IRS determination or opinion letter or non-U.S. equivalent, (iii) the most recent annual report (Form 5500 series or non-U.S. equivalent) and (iv) the most recent financial statements.

(c) Except with respect to any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”)), (i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, (ii) each Company Plan (other than a Non-U.S. Company Plan) that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that such Company Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification, (iii) to the Knowledge of the Company, no individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Company Plan, (iv) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Company Plan (other than a Non-U.S. Company Plan), and (v) all employer and employee contributions required by Law or by the terms of the Company Plans (other than Non-U.S. Company Plans) have been made.

(d) Neither the Company nor any of its Subsidiaries has incurred any Liability in respect of post-employment health, medical or life insurance benefits for any current or former employee of the Company or any of its Subsidiaries, except at the expense of the employee or former employee or as required by applicable Laws.

(e) None of the Company, its Subsidiaries and their ERISA Affiliates sponsors, maintains, contributes to or has any Liability in respect of, or has in the past six years sponsored, maintained, contributed to or had any Liability that has not been satisfied in full in respect of, any defined benefit pension plan (as defined in Section 3(35) of ERISA), Multiemployer Plan or plan subject to Section 412 of the Code or Section 302 of ERISA.

(f) No event has occurred and no condition exists that would, either directly or by reason of the Company’s or any Subsidiary’s affiliation with any of their ERISA Affiliates, subject the Company or any of its Subsidiaries to any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws or Orders.

(g) Other than pursuant to the New Employment Agreements, none of the execution and delivery of any Transaction Document, shareholder approval of any Transaction Document or the consummation of the Contemplated Transactions would reasonably be expected to (either alone or in combination with another event) result in (i) severance pay or any increase in severance pay upon any termination of employment of employees of the Company or any of its Subsidiaries after the date of this

Agreement, (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any current or former employee, director or consultant of the Company, in each case, by the Company or any of its Subsidiaries, (iii) the acceleration of the time of payment or vesting or result in any funding (through a grantor trust or otherwise) of compensation or benefits to any employee or other service provider of the Company or any of its Subsidiaries (other than in connection with the Option cancellation as set forth in Section 2.6), or (iv) the payment of any amount to an employee or other service provider of the Company or any of its Subsidiaries that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(h) With respect to each Company Plan and each Non-U.S. Statutory Plan, (i) no Actions (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened and (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such Actions.

(i) With respect to each Non-U.S. Company Plan and each Non-U.S. Statutory Plan, the Company and its Subsidiaries have made all required contributions under such Non-U.S. Company Plans and Non-U.S. Statutory Plan whether required by Law or by the terms of such Non-U.S. Company Plan and Non-U.S. Statutory Plan, respectively, and have complied in all material respects with all applicable Laws of any jurisdiction in relation to such Non-U.S. Company Plans and Non-U.S. Statutory Plans, in each case including all contributions required to be made under the PRC social insurance and housing schemes in accordance with applicable PRC Laws (including pension funds, medical insurance funds, unemployment insurance funds, maternity insurance funds, housing funds and the workers injury funds). No Non-U.S. Company Plan or Non-U.S. Statutory Plan is a “defined benefit”-type pension plan under applicable Laws. Each Non-U.S. Company Plan and each Non-U.S. Statutory Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities.

Section 5.19 Insurance. All current insurance policies of the Company and its Subsidiaries are in full force and effect and have terms and conditions, including amounts and scope of coverage, that are customary for companies in the same or similar lines of business and of similar size and financial condition and operating in same or similar regions. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any such policies nor, to the Knowledge of the Company, is the termination of any such policies threatened. The Company has made available to the Buyer loss-runs for the last three years in respect of the Company and each of its Subsidiaries.

Section 5.20 Compliance with Laws.

(a) The Company and its Subsidiaries have been for the past five years and are in compliance with all Laws and Orders to which the Company and its Subsidiaries are subject, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material to the

Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has, within the past five years, received any written notice or written communication from, or to the Knowledge of the Company been under investigation by, any Governmental Authority that such Person is not in compliance with any applicable Law or Order for such non-compliance as, individually or in the aggregate, has not been and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

(b) The Company and its Subsidiaries have been for the past five years and are in compliance with, in each case to the extent applicable, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Prevention Of Bribery Ordinance (Cap. 201 of the Law of Hong Kong Special Administrative Region), the anti-bribery Laws and regulations in the PRC including the Criminal Law of the PRC, the Anti-Unfair Competition Law, and any other anti-corruption or anti-bribery Laws of any jurisdiction where the Company or its Subsidiaries do business. Each of the Company and its Subsidiaries has at all times for the past five years complied with all Laws relating to export control and trade sanctions or embargoes.

(c) Neither the Company nor, to the Knowledge of the Company, has any other Person acting on its behalf, directly or indirectly, unlawfully used corporate funds or otherwise acted unlawfully to: (i) make or provide any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) make or offer any payment or transfer of anything of value to any government official or employee, political party or campaign, or official or employee of any public international organized or government-owned enterprise or institution to obtain or retain business or to secure an improper advantage or (iii) make or propose to make any bribe, payoff, influence, payment, kickback, unlawful rebate, or other similar unlawful payment of any nature.

(d) The Company, the officers and directors of the Company, and, to the Knowledge of the Company, any employees of the Company or any Persons acting on behalf of the Company: (i) are, and have at all times in the past five years been, in material compliance with all statutory and regulatory requirements of the Laws implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), in each case to the extent OFAC applies to such Person, and (ii) have not unlawfully engaged in the past five years in any transaction or other business with (A) any country subject to sanctions enforced by OFAC, including the government or any sub-division thereof, agents, representatives, or residents thereof, or any entity formed, based or resident therein (or any agent thereof) or (B) any Person that is included, at the time of the relevant transaction, in the list of “Specifically Designated Nationals” and “Blocked Persons” published by the United States Department of Treasury or any other restricted Person, as may be promulgated by the United States government from time to time.

Section 5.21 Environmental Matters.

(a) Except as have been fully and finally resolved with no current or future liability to the Company, no notice, notification, demand, request for information, citation, complaint, summons or Order has been received, no penalty has been assessed and no Action is pending or, to the Knowledge of the Company, threatened by any Person with respect to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law or Environmental License;

(b) There are no Liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, including those relating to off-site disposal of or human exposure to Hazardous Substances arising under or relating to any Environmental Law or Environmental Licenses, and there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in Liability to the Company or any of its Subsidiaries, under any Environmental Law or Environmental Licenses; and

(c) The Company and its Subsidiaries are and have been for the past five (5) years in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Licenses. Such Environmental Licenses are valid and in full force and effect.

(d) There has been no material environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries that is in the possession or control of the Seller, the Company or any of its Subsidiaries that has not been made available to the Buyer.

Section 5.22 Licenses. The Company and its Subsidiaries have obtained all of the material Licenses necessary to permit the Company and its Subsidiaries to lawfully conduct the business of the Company and its Subsidiaries as currently conducted (the “Company Licenses”). Each Company License is valid and in full force and effect. There are no Actions pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the termination, revocation, suspension or restriction of any Company License or the imposition of any fine, penalty, sanction or other Liability for violation of any Law or Order relating to any Company License.

Section 5.23 Affiliate Transactions. None of the Seller, any Affiliate of the Company (other than the Company or any of its wholly owned Subsidiaries), any current or former officer, director or stockholder or, to the Knowledge of the Company, any employee or consultant of the Company or any of its Subsidiaries (each, a “Related Party”) is a party to any Contract (other than any Company Plans or Non-U.S. Statutory Plans) with the Company or any of its Subsidiaries or has any interest in any property used by the Company or any of its Subsidiaries.

Section 5.24 Brokers. Except for the Qualified Transaction Expenses, which will be paid by the Seller, there are no claims for brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments in connection with the Contemplated Transactions based on any arrangement or Contract made by or on behalf of the Company.

Section 5.25 No Affiliate Payments. Except as otherwise disclosed on Section 5.25 of the Seller Disclosure Letter, since the Lockbox Date:

(a) no dividend, return of capital or other distribution of profits or assets has been paid, made or declared by the Company or any of its Subsidiaries to, or for the benefit or at the direction of, a Related Party;

(b) no payments (whether by gift or otherwise) or obligations to make payments have been paid or made by or on behalf of the Company or any of its Subsidiaries to a Related Party (other than pursuant to the Company Plans or Non-U.S. Statutory Plans or any compensation or benefit paid by the Company or its Subsidiaries in the ordinary course of business consistent with past practice);

(c) no share capital or other securities of the Company or any of its Subsidiaries has been redeemed, repurchased or repaid;

(d) no amounts owed to the Company or any of its Subsidiaries by a Related Party have been waived, released or forgiven;

(e) no management, monitoring, advisory, supervisory or other similar fees, or shareholder or director’s fees or bonuses or payments of a similar nature have been paid by or on behalf of the Company or any of its Subsidiaries to or for the benefit of a Related Party (other than pursuant to the Company Plans or Non-U.S. Statutory Plans);

(f) no expense or other amounts that would constitute a Qualified Transaction Expense if such expense or other amount was unpaid as of the Closing has been paid by (or is payable in the future by) the Company or any of its Subsidiaries;

(g) neither the Company nor any of its Subsidiaries has made or agreed to make any payment of any breakage, prepayment or similar fees or costs with respect to any Lockbox Indebtedness, and neither the Company nor any of its Subsidiaries has incurred any Indebtedness (other than in the ordinary course of business consistent with past practice for working capital purposes, including under the Existing Credit Facility in effect as of the date hereof);

(h) no sale of any asset of the Company or any of its Subsidiaries, or the purchase of any asset by the Company or any of its Subsidiaries, to or from a Related Party has been made or agreed to be made;

(i) no increase in the amount of remuneration of any director, officer or employee set forth on Section 5.25(i) of the Seller Disclosure Letter, other than pursuant to the New Employment Agreements, in the ordinary course of business consistent with past practice or which would not result in any increased cost or expense to the Buyer, has been made or agreed to be made; and

(j) neither the Company nor any of its Subsidiaries has agreed or committed to do any of the things set out in Section 5.25(a) to Section 5.25(i) above;

each of any such events, and the amounts involved or attributable thereto being “Affiliate Payments”.

Section 5.26 Aggregate Funded PRC IIT Amount. MK Shanghai has received payment in full by Patrick Lee and James Lee of their respective Funded PRC IIT Amounts (as defined below) pursuant to terms and conditions of the Tax Side Letter Agreement, the full amount of which is held in MK Shanghai’s bank account as of the Closing.

Section 5.27 No Other Representations and Warranties. Except for the representations and warranties contained in Article IV and Article V, neither the Seller nor any other Person makes any express or implied representation or warranty with respect to the Company, and the Seller hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Seller nor any other Person makes or has made any representation or warranty to the Buyer or any of its Affiliates (except for the representations and warranties made (i) by the Seller in Article IV and Article V, (ii) by SHL in Section 10.15 and (iii) in the Owner Letter Agreement and the Non-Solicitation Agreements, in each case by the parties thereto), including in any oral or written information presented to the Buyer or any of its Affiliates in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Contemplated Transactions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the disclosure letter delivered by the Buyer to the Company and the Seller immediately prior to the execution and delivery of this Agreement (the “Buyer Disclosure Letter”), the Buyer represents and warrants to the Seller as follows:

Section 6.1 Corporate Organization. The Buyer has been duly formed and is validly existing in good standing under the Laws of its jurisdiction of organization. The Buyer has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Buyer is duly licensed or qualified and in good standing as a foreign limited liability company in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of the Buyer to enter into this Agreement or consummate the Contemplated Transactions.

Section 6.2 Due Authorization. The Buyer has all requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by the Buyer of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the board of managing officers of the Buyer, and no other proceeding, consent or authorization on the part of the Buyer is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions. Each Transaction Document to which the Buyer is or will be a party, has been or will be duly and validly executed and delivered by the Buyer and constitutes, or will constitute, a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.3 No Conflict. The execution and delivery by the Buyer of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required or result in the termination of or give any Person the right to terminate, any material Contract to which the Buyer is a party or by which any of the Buyer’s assets are bound, in each case, except for those, which would not reasonably be expected to have a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement;

(b) assuming compliance with the matters addressed in Section 6.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or, conflict or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to the Buyer, except for those, which would not reasonably be expected to materially impair the Buyer’s ability to perform its obligations under this Agreement;

(c) violate or conflict with the Organizational Documents of the Buyer; or

(d) result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of the Buyer, except for those, which would not reasonably be expected to have a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement.

Section 6.4 No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Seller contained in this Agreement, no notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Authority or other Person is required by the Buyer with respect to the Buyer’s execution or delivery of any Transaction Document to which it is in will be a party or the consummation of the Contemplated Transactions, except for those, which have been obtained or which would not have a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement.

Section 6.5 Litigation. There are no pending or, to the Knowledge of the Buyer, threatened Actions before or by any Governmental Authority against the Buyer that would reasonably be expected to adversely affect or restrict the ability of the Buyer to enter into and perform its obligations under any Transaction Document to which it is or will be a party. The Buyer is not subject to any outstanding Order that prohibits or otherwise restricts the ability of the Buyer to consummate fully the Contemplated Transactions.

Section 6.6 Investment Purpose. The Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal, state or foreign securities Laws. The Buyer acknowledges and agrees that it is informed as to the risks of the Contemplated Transactions and the ownership of the Shares. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares pursuant to this Agreement and protecting its own interests in connection with the Contemplated Transactions. The Buyer acknowledges that the Shares have not been registered under any federal, state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of the Company’s Organizational Documents and the terms of an effective registration statement under any applicable securities Laws or pursuant to an exemption from registration under applicable federal, state or foreign securities Laws.

Section 6.7 Brokers. Except for the fees, costs and expenses set forth on Section 6.7 of the Buyer Disclosure Letter, which will be paid by the Buyer or its Affiliate at or prior to the Closing, there are no claims for brokerage, finders’ or other advisory fees, costs, expenses, commissions or other similar payments in connection with the transactions contemplated by this Agreement based on any Contract made by the Buyer or any of its Affiliates.

Section 6.8 No Other Representations and Warranties. Except for the representations and warranties contained in this Article VI, neither the Buyer nor any other Person makes any express or implied representation or warranty with respect to the Buyer, and the Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Buyer nor any other Person makes or has made any representation or warranty to the Seller or any of its Affiliates (except for the representations and warranties made by the Buyer in this Article VI), including in any oral or written information presented to the Seller or any of its Affiliates in the course of their due diligence investigation of the Buyer, the negotiation of this Agreement or in the course of the Contemplated Transactions.

ARTICLE VII

COVENANTS

Section 7.1 Confidentiality. For the five-year period following the Closing, each of the Buyer, on the one hand, and the Seller and SHL, on the other hand, shall hold and shall cause each of its Affiliates to hold, and each such party shall use its reasonable efforts to cause its and its respective Affiliates’ officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless (i) requested or required to disclose under applicable Order or Law or legal, judicial or administrative process, (ii) expressly permitted by this Agreement or (iii) in connection with the enforcement of such party’s rights pursuant to, or to defend any Action under, the Transaction Documents, all confidential documents and information concerning the other party, except a party may disclose such information to its Affiliates and its respective Affiliates’ officers, directors, employees, accountants, counsel, consultants, advisors and agents who are bound to keep such information confidential, with the prior written consent of the other party or to the extent that such information can be shown by such disclosing party to have been (a) previously known or to become known on a nonconfidential basis by the disclosing party from a source other than the other party or its Subsidiaries or Affiliates that is not known by the disclosing party to be under an obligation of confidentiality with respect to the other party or (b) in the public domain through no fault of such disclosing party or its Affiliates.

Section 7.2 Non-Solicitation.

(a) In order for the Buyer to have and enjoy the full benefit of the businesses of the Company and each of its Subsidiaries, and as a material inducement to the Buyer to enter into this Agreement (without such inducement the Buyer would not have entered into this Agreement), for a period of three years commencing on the date hereof, the Seller and SHL each shall not, directly or indirectly (whether by itself, through an Affiliate, in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other Person):

(i) solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or intentionally influence (A) any corporate employee of the Company or any of its Subsidiaries whose position is at the director level or more senior or (B) any retail employee of the Company or any of its Subsidiaries whose position is at the store manager level or more senior, in each case to resign or leave the employ of Michael Kors Holdings Limited, a British Virgin Islands company (“MKHL”), the Company or any of their Affiliates or otherwise hire, employ, engage or contract any such employee to perform services other than for the benefit of MKHL, the Company or any of their Affiliates; or

(ii) solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any retailer, customer of the Company, any of its Subsidiaries or either of their respective supplier or others with whom the

Company or any of its Subsidiaries has business relations (including any Person who has been a customer of the Company or any of its Subsidiaries at any time during the period of 12 months before the Closing) to alter, reduce or terminate its business relationship with the Company or any of its Subsidiaries.

(b) In order for the Buyer to have and enjoy the full benefit of the businesses of the Company and each of its Subsidiaries, and as a material inducement to the Buyer to enter into this Agreement (without such inducement the Buyer would not have entered into this Agreement), for a period of eighteen (18) months commencing on the date hereof, the Seller and SHL each shall not, directly or indirectly (whether by itself, through an Affiliate, in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other Person): solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or intentionally influence any employee of MKHL or any of its Subsidiaries (other than the Company or its Subsidiaries, which are addressed in Section 7.2(a)) whose position is at the senior vice president level, division head level or country president level, to resign or leave the employ of MKHL or any of its Affiliates or otherwise hire, employ, engage or contract any such employee to perform services other than for the benefit of MKHL or any of its Affiliates.

(c) Notwithstanding Section 7.2(a), the advertisement of job openings by use of newspapers, magazines, the internet and other media not directed at individual prospective employees, consultants or independent contractors, and any hiring resulting therefrom, shall not constitute a violation of Section 7.2(a)(i); provided, that in no event shall the hiring of any corporate employees referred to in Section 7.2(a) with a title of senior vice president or more senior be permitted under this Section 7.2(c).

(d) Notwithstanding anything to the contrary set forth herein (including Section 10.10), in the event of a breach of any of the provisions of Section 7.2(a) or Section 7.2(b) (the “Restrictive Covenants”):

(i) the Buyer and its Affiliates (including the Company and each of its Subsidiaries) shall have the right and remedy, without regard to any other available remedy, to (A) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (B) have issued an injunction restraining any such breach without posting of a bond; it being understood that any breach of any of the Restrictive Covenants would cause irreparable and material Loss to the Buyer and its Affiliates (including the Company and each of its Subsidiaries), the amount of which cannot be readily determined and as to which neither the Buyer nor any of its Affiliates (including the Company and each of its Subsidiaries) will have any adequate remedy at law or in damages;

(ii) it is the desire and intent of the parties hereto that the Restrictive Covenants be enforced to the fullest extent permissible under the Laws, Orders and public policies applied in each jurisdiction in which enforcement is sought and if any Restrictive Covenant shall be adjudicated finally to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, the remainder of such Restrictive Covenant shall not thereby be affected and shall be given full effect without regard to invalid portions and such amendment shall apply only with respect to the operation of the Restrictive Covenant in the particular jurisdiction in which such adjudication is made; and

(iii) the parties acknowledge and agree that the Restrictive Covenants are necessary for the protection and preservation of the value and the goodwill of the Buyer’s, the Company’s and each of its Subsidiary’s businesses and are reasonable and valid in geographical and temporal scope and in all other respects.

Section 7.3 Public Announcements . Except for MKHL’s press release agreed to by the Seller prior to the execution of this Agreement, no party hereto will issue or cause the publication of any press release or other public announcement or public disclosure with respect to this Agreement or the Contemplated Transactions without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by Law, rules of any stock exchange or Order, in which event the disclosing party shall provide the other party with copies of any such press release, announcement or public disclosure reasonably in advance of such issuance and in good faith consider such other party’s comments thereon; provided, further, that the foregoing shall not restrict confidential communications between any party and the investors of such party in the ordinary course of business consistent with past practice to the extent such investors are subject to customary confidentiality obligations with respect thereto.

Section 7.4 Termination of Affiliate Transactions. On or before the Closing Date, except for liabilities relating to trade payables set forth on Section 7.4 of the Seller Disclosure Letter, employment relationships and the payment of compensation and benefits in the ordinary course of business consistent with past practice and the indemnification arrangements referred to in Section 7.8, all Liabilities between the Company or any of its Subsidiaries, on the one hand, and one or more of its Affiliates (including the Seller but not including the Company and any of its Subsidiaries), on the other hand, including any and all Contracts (other than any Transaction Document) between the Company or any of its Subsidiaries, on the one hand, and one or more of its Affiliates (including the Seller but not including the Company and any of its Subsidiaries), on the other hand, shall be terminated in full, without payment by the Buyer and without any Liability to the Buyer, the Company or any of their respective Affiliates following the Closing.

Section 7.5 Release.

(a) Effective as of the Closing, except with respect to any liability or obligations of the Buyer or its Affiliates (including the Company or its Subsidiaries) under the Transaction Documents to which they are a party and any liability or obligation under any Contract or arrangement that remains in place in compliance with

Section 7.4, each of the Seller and SHL hereby unconditionally and irrevocably waives and agrees to not assert any claims or demands that the Seller or SHL, as applicable, has or may have in the future (but solely to the extent relating to the period prior to the Closing) against the Company or any of its Subsidiaries or against their respective directors, officers and employees (in each case in their capacity as a director, officer or employee of the Company or any of its Subsidiaries), and releases, on its own behalf and on behalf of its successors and assigns, the Company and its Subsidiaries and their respective directors, officers and employees (in each case in their capacity as director, officer or employee of the Company or its Subsidiaries), from any and all Actions with respect thereto (collectively, the “Seller Released Claims”).

(b) Effective as of the Closing, except with respect to any liability or obligations of the Seller, SHL or their respective Affiliates, as applicable, under the Transaction Documents to which they are a party, any liability or obligation under any Contract or arrangement that remains in place in compliance with Section 7.4 and with respect to claims arising from fraud by the Seller or SHL, the Company and each of its Subsidiaries hereby unconditionally and irrevocably waives and agrees to not assert any claims or demands that the Company or any such Subsidiary, as applicable, has or may have in the future (but solely to the extent relating to the period prior to the Closing) against the Seller or SHL or against their respective directors, officers and employees (in each case in their capacity as a director, officer or employee of the Seller or SHL) and releases, on its own behalf and on behalf of its successors and assigns, each of the Seller and SHL and their respective directors, officers and employees (in each case in their capacity as director, officer or employee of the Seller or SHL), from any and all Actions with respect thereto (the “Company Released Claims”, and together with the Seller Released Claims, the “Released Claims”).

(c) Effective upon the Closing, each of the Seller and SHL, on the one hand, and the Company and its Subsidiaries, on the other hand, hereby expressly waives and releases any rights and benefits which such party has or may have under any law or rule of any jurisdiction pertaining to all Released Claims released by it and expressly waives and releases any and all rights and benefits conferred upon, as applicable, the Seller and SHL, in the case of Seller Released Claims, or the Company and its Subsidiaries, in the case of the Company Released Claims, by the provisions of Section 1542 of the California Civil Code or any similar law, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(d) Effective upon the Closing, the Seller, SHL and the Company and its Subsidiaries each represents and warrants that it has not assigned any Released Claims and has access to adequate information regarding the terms of this release, the scope and effect of the releases set forth herein, and all other matters encompassed by this release to make an informed and knowledgeable decision with regard to entering into this release and has not relied on any other Person in deciding to enter into this release and has instead made its own independent analysis and decision to enter into this release.

(e) Each Subsidiary of the Company and its respective directors, officers and employees are intended third party beneficiaries of Section 7.5(a), (c) and (d). Each director, officer and employee of each of the Seller and SHL are intended third party beneficiaries of Section 7.5(b), (c) and (d).

Section 7.6 Liquidation of the Seller. Without the prior written consent of the Buyer, for a period of three (3) years following the date of this Agreement, the Seller shall not, and SHL shall cause the Seller not to, (i) dissolve or (ii) conduct any business, incur any Liabilities (except as required in connection with the Contemplated Transactions) or issue, sell or transfer, directly or indirectly, whether by operation of Law or otherwise, or permit any Person to issue, sell or transfer, directly or indirectly, any Capital Stock of the Seller (whether by merger, consolidation or otherwise). For the avoidance of doubt, the Seller and the MK Holdcos shall not be prohibited, at their sole discretion and without the Buyer’s prior written consent, from making check-the-box elections for U.S. Tax purposes.

Section 7.7 Corporate Name. As soon as reasonably practicable, but in no event more than twenty (20) Business Days after the Closing, the Seller shall, and SHL shall cause the Seller and each of the MK Holdcos to, effect an amendment to their respective Organizational Documents to be filed with the appropriate Governmental Authority to change their respective legal, registered, assumed, trade and “doing business as” names, as applicable, to a name or names not containing “Michael Kors”, “MK” or any name confusingly similar to any of the foregoing. Subsequent to any such filing, the Seller shall, and SHL shall cause the Seller and each of the MK Holdcos to, take all other actions necessary to change their respective legal, registered, assumed, trade and “doing business as” names, as applicable, to a name or names not containing “Michael Kors” or any name confusingly similar to any of the foregoing and will cause to be filed as soon as practicable after the Closing, in all jurisdictions in which the Seller and the MK Holdcos, as applicable, are qualified to do business, any documents necessary to reflect such change in their respective legal, registered, assumed, trade and “doing business as” names, as applicable, or to terminate its qualification therein. The Seller and SHL further agree that from and after the Closing, the Seller shall, and shall cause its Affiliates to, and SHL shall cause each of the MK Holdcos to, cease to make any trademark use of the name “Michael Kors” or any confusingly similar names indicating a current affiliation with the Company or the business or activities engaged in by the Company or any of its Affiliates.

Section 7.8 D&O Indemnification. (a) The Buyer agrees that (i) all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing Date (including any matters arising in connection with the Contemplated Transactions), now existing in favor of the current or former directors, officers, shareholders and their respective Affiliates, agents and representatives, as the case may be, of the Company or its Subsidiaries (the

“Indemnified D&O Parties”) as provided in their respective Organizational Documents entered into on or prior to the date hereof, shall survive the Contemplated Transactions and shall continue in full force and effect and (ii) following the Closing, the Buyer shall cause the Company and its Subsidiaries to maintain in effect provisions in the Organizational Documents of the Company and its Subsidiaries regarding indemnification of Indemnified D&O Parties that are not less favorable to those contained in the Organizational Documents of the Company and its Subsidiaries, in each case, for a period of at least six (6) years from the Closing Date. For the avoidance of doubt, nothing in this Section 7.8 shall limit any applicable rights an Indemnified Buyer Party would be entitled to pursuant to Section 8.2 or Section 9.2, and nothing in this Section 7.8 shall be construed as precluding amounts paid to Indemnified D&O Parties pursuant to this Section 7.8 from constituting Losses indemnifiable pursuant to Section 8.2 or Section 9.2 to the extent such Losses are indemnifiable in accordance with the terms and limitations set forth in Section 8.2 and Section 9.2, as applicable.

(b) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified D&O Parties and their heirs and legal representatives.

(c) The rights of the Indemnified D&O Parties and their heirs and legal representatives under this Section 7.8 shall be in addition to any rights such Indemnified D&O Parties may have under the Organizational Documents of the Company or any of its Subsidiaries, any agreements between such persons and the Company or any of its Subsidiaries, or any applicable Laws.

Section 7.9 Cooperation with Filings. From and after the Closing, the Seller shall use commercially reasonable efforts to cause each of Ma Mang Yin and Tang Shiu Fai to cooperate with the Company and MK Shanghai to complete any governmental filings required under the PRC Laws, including the filings required for the change of legal representative and change of composition of the board of directors or similar governing body of MK Shanghai.

ARTICLE VIII

TAX MATTERS

Section 8.1 Tax Indemnification.

(a) Indemnification by the Seller. From and after the Closing, the Seller shall indemnify the Buyer, the Company, the Company’s Subsidiaries and their respective Affiliates (collectively, the “Tax Indemnified Buyer Parties”) against and hold them harmless from any and all Losses suffered or arising out of, in each case, without duplication, and with respect to any Losses attributable to the PRC IIT Matter (as defined below), other than the Aggregate Funded PRC IIT Amount (as defined below) (provided that this exception for the Aggregate Funded PRC IIT Amount (as defined below) shall not apply to Taxes imposed on a Tax Indemnified Buyer Party as a result of a breach of the representations and warranties contained in Section 5.26), (i) other than Taxes that are accrued as a liability on the Financial Statements and set forth on Section 8.1(a)(i) of the Seller Disclosure Letter, Taxes of the Company or its Subsidiaries for periods or portions thereof ending on or before the Lockbox Date (“Pre-Lockbox Taxes”), (ii) Taxes imposed on a Tax Indemnified Buyer Party as a result of (x) a breach of a representation or warranty set forth in Section 5.11, other than Taxes that are accrued as a liability on the Financial Statements and set forth on Section 8.1(a)(i) or Section 8.1(a)(ii) of the Seller Disclosure Letter (provided that the foregoing exception in this clause (x) for Taxes that are accrued as a liability on the Financial Statements and set forth on Section 8.1(a)(i) or Section 8.1(a)(ii) of the Seller Disclosure Letter shall not apply to Taxes imposed on a Tax Indemnified Buyer Party as a result of a breach of the representations and warranties contained in the second sentence of Section 5.11(b)), or (y) a breach of a covenant or agreement set forth in Section 2.5 or Article VIII; provided, that for purposes of this clause (ii) of this Section 8.1(a) only, any breach of a representation, warranty, covenant or agreement shall be determined without reference to any materiality qualifier set forth therein or any exception disclosed thereto, (iii) Taxes directly or indirectly attributable to the failure of MK Shanghai to report to the applicable Tax Authority, or withhold Taxes attributable to, income allocated to Patrick Lee and James Lee for the years ending March 31, 2012 through March 31, 2016 for their services to MK Shanghai during such period, or Taxes otherwise directly or indirectly attributable to the matters described in Section 5.11(a) of the Seller Disclosure Letter (the “PRC IIT Matter”), for the avoidance of doubt in excess of the Aggregate Funded PRC IIT Amount (as defined below), (iv) Taxes for which the Seller is responsible pursuant to Section 8.6, Section 8.7 or Section 8.8 or (v) costs and expenses (including reasonable attorneys’ fees and expenses) attributable to any item described in clauses (i) through (v) above. Notwithstanding any other provision of this Agreement, the representations and warranties of the Seller and the Company contained in Section 5.11 (Taxes) of this Agreement shall survive the Closing and remain in full force and effect with respect to any claim based on such representations and warranties until the earlier of (i) the date which is 60 days after the date upon which the liability to which any such claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) or (ii) the third anniversary of the Closing Date. If the Buyer delivers written notice to the Seller of a claim for indemnification within the survival period applicable to such claim in accordance with the immediately preceding sentence, such claim shall survive until finally resolved or judicially determined. Notwithstanding any other provision of this Agreement, all claims by the Tax Indemnified Buyer Parties for indemnification with respect to any of the matters set forth in this Section 8.1 shall be satisfied solely out of any funds remaining in the Escrow Account.

(b) Refunds. If following the Lockbox Date, the Company or any of its Subsidiaries realizes any refund or credit of Taxes of the Company or its Subsidiaries, as applicable, which are of a type for which the Seller has an indemnification obligation under Section 8.1(a), the Company shall pay to the Seller the amount so realized, net of any cost (including any Tax cost) of obtaining any such refund or utilizing any such credit. The parties hereby acknowledge that any such payment shall not be considered an Affiliate Payment. For purposes of this Section 8.1(b), (i) a refund shall be deemed to be realized when actually received, and (ii) a credit shall be deemed to be realized when and to the extent a payment of any Tax of the Company or any of its Subsidiaries to be made by the Company or any of its Subsidiaries is actually reduced by such credit (on a with-or-without basis). Notwithstanding the foregoing, no such refund or economic benefit of any credit shall be paid to the extent (x) such amount resulted from the carrying back to any Pre-Lockbox Tax Period of any Tax attribute attributable to any period thereafter or (y) the aggregate amount of indemnification claims made pursuant to Article VIII and Article IX exceeds the Escrow Amount. In the event that any refund is subsequently disallowed by any applicable Tax Authority, the Seller shall promptly remit any payments received under this Section 8.1(b) in respect of such disallowed amounts. The Buyer’s and the Seller’s obligations under this Section 8.1(b) shall survive until the third anniversary of the Closing Date.

Section 8.2 Tax Indemnification Procedures.

(a) After the Closing, the Buyer shall promptly notify the Seller in writing of any demand, claim or notice of the commencement of an Action received by such party from any Tax Authority or any other Person with respect to Taxes for which the Seller is liable pursuant to Section 8.1; provided, however, that a failure to give such notice will not affect the Buyer’s rights to indemnification under this Article VIII, except to the extent that the Seller is actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax Liability and shall include copies of the relevant portion of any notice or other document received from any Tax Authority or any other Person in respect of any such asserted Tax Liability.

(b) Payment by the Seller of any amount due to the Tax Indemnified Buyer Parties under Article VIII shall be made within ten days following written notice by the Tax Indemnified Buyer Parties that payment of such amounts to the appropriate Tax Authority or other applicable third party is due by the Tax Indemnified Buyer Parties; provided that the Seller shall not be required to make any payment earlier than five Business Days before it is due to the appropriate Tax Authority or applicable third party. In the case of a Tax that is contested in accordance with Section 8.3, payment of such contested Tax will not be considered due earlier than the date a final determination to such effect is made by such Tax Authority or a court.

(c) All amounts required to be paid pursuant to this Article VIII shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the Buyer.

(d) Any payments required pursuant to this Article VIII that are not made within the time period specified in this Section 8.2 shall bear interest at a rate and in the manner provided for interest on underpayments under the Tax Law applicable to the Tax giving rise to the payment hereunder.

Section 8.3 Tax Audits and Contests; Cooperation.

(a) After the Closing, except as provided in Sections 8.3(b) and 8.3(c), the Buyer shall control the conduct, through counsel of its own choosing and at its own expense, of any audit, claim for refund or administrative or judicial proceeding involving any asserted Tax Liability or refund with respect to the Company or any of its Subsidiaries (any such audit, claim for refund or proceeding relating to an asserted Tax Liability referred to herein as a “Contest”).

(b) In the case of a Contest after the Closing that relates solely to Taxes for which the Buyer is indemnified under Section 8.1(a) and which do not exceed by more than $50,000 the amount of funds remaining in the Escrow Account at the time such contest is initiated, the Seller shall control the conduct of such Contest, but the Buyer shall have the right to participate in such Contest at its own expense, and the Seller shall not be able to settle, compromise or concede any such Contest without the consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that if the Seller fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by the Seller of notice of such Contest, the Buyer shall have the right to assume control of such Contest but shall not be able to settle, compromise or concede such Contest without the consent of the Seller, not to be unreasonably withheld, conditioned or delayed; provided, further, that if, at any time before the resolution of a Contest otherwise described in this Section 8.3(a), the amount of Taxes at issue exceeds the amount then remaining in the Escrow Account, the Buyer shall have the option to assume control of such Contest in accordance with the procedures described in Section 8.3(c).

(c) In the case of a Contest after the Closing that (i) relates solely to Taxes for which the Buyer is indemnified which exceeds the amount of funds remaining in the Escrow Account by more than $50,000 at the time the contest is initiated or (ii) relates both to Taxes for which the Buyer is indemnified under Section 8.1(a) and Taxes for which the Buyer is not indemnified under Section 8.1(a), the Buyer shall control the conduct of such Contest, but the Seller shall have the right to participate in such Contest at its own expense, and the Buyer shall not settle, compromise or concede such Contest without the consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned. Any expenses that are the responsibility of the Seller pursuant to Section 8.3(b) or this Section 8.3(c) shall be satisfied solely from any funds remaining in the Escrow Account.

(d) The Seller and the Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to employees and books and records) and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest or in connection with the PRC Withholding Taxes. The Seller and the Buyer shall use commercially reasonable efforts to cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Company or its Subsidiaries (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.3(d). Any information obtained under this Section 8.3(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax Action.

(e) Each of the Buyer and the Company shall (i) use its commercially reasonable efforts to properly retain and maintain the Tax and accounting records of the Company and its Subsidiaries that relate to Pre-Closing Tax Periods for five years and shall thereafter provide the Seller with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (ii) transfer such records to the Seller upon its written request prior to any such destruction, abandonment or disposition and (iii) allow the Seller and its agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as the Seller may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted by the Seller during normal business hours and at the Seller’s sole expense. Any information obtained under this Section 8.3(e) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Action primarily related to Taxes.

Section 8.4 Preparation of Tax Returns and Payment of Taxes.

(a) The Buyer shall prepare (or cause to be prepared), and timely file, at its own expense, all Tax Returns of the Company or any of its Subsidiaries required to be filed with any Tax Authority after the Closing Date and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns. With respect to any Tax Returns filed with respect to any taxable periods or portions thereof ending on or before the Lockbox Date (“Pre-Lockbox Tax Periods”), the Seller shall be responsible for the Pre-Lockbox Taxes due in respect of such Tax Returns other than any Pre-Lockbox Taxes that are accrued as a liability on the Financial Statements and set forth on Section 8.4(a) of the Seller Disclosure Letter. The Buyer shall notify the Seller of any amounts due from the Seller in respect of any such Tax Return no later than ten Business Days prior to the date on which such Tax Return is due, and the Seller shall remit such payment to the Buyer out of any funds remaining in the Escrow Account no later than five Business Days prior to the date such Tax Return is due.

(b) In the case of Tax Returns that are filed with respect to a Pre-Lockbox Tax Period or a Straddle Period, the Buyer shall, at its own expense, prepare such Tax Returns in a manner consistent with past practice, except as otherwise required by Law, and shall deliver any such Tax Return to the Seller for its review at least 30 days prior to the date such Tax Return is required to be filed. If the Seller disputes any item on such Tax Return, it shall notify the Buyer of such disputed item (or items) and the basis for its objection, and the Seller and the Buyer shall negotiate in good faith for 15 days following the Buyer’s receipt of such notice to resolve such objections. If the Buyer and the Seller are unable to resolve all objections during such 15-day period, then any remaining disputes, and only such remaining disputes, shall be resolved by Deloitte or, if Deloitte is not available for such assignment, another “big four” accounting firm upon which the Buyer and the Seller shall reasonably agree (the “Accounting Firm”). The Accounting Firm shall be instructed to resolve any such remaining disputes in accordance with the terms of this Agreement within 30 days after its appointment. The fees, costs and expenses of the Accounting Firm shall be allocated equally between the Buyer, on the one hand, and the Seller, on the other hand.

(c) Except as required by applicable Law or the resolution of a Contest (settled in accordance with Section 8.3), or as set forth in Section 8.4(d), neither the Buyer nor any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall, without the prior written consent of the Seller (such consent not to be unreasonably withheld, delayed or conditioned), (i) make or change any Tax election with respect to a Pre-Lockbox Tax Period or (ii) amend or refile (or grant an extension of any applicable statute of limitations with respect to) any Tax Return relating to a Pre-Lockbox Tax Period.

(d) To the extent not paid prior to the Closing, the Buyer shall cause MK Shanghai to, promptly and in no event later than ten (10) days after the Closing Date, voluntarily disclose the PRC IIT Matter to the applicable Tax Authority and request a resolution of the amount owed and an abatement of any applicable penalties attributable to the PRC IIT Matter, and the Buyer shall cause MK Shanghai to timely pay to the applicable Tax Authority the amount agreed with such Tax Authority to be owed with respect to the PRC IIT Matter as set forth in an applicable voucher (such amount, the “Settled PRC IIT Amount”). To the extent the Settled PRC IIT Amount is less than (i) RMB 4,818,585.50 with respect to Patrick Lee or (ii) RMB 1,133,989.53 with respect to James Lee (each such amount, a “Funded PRC IIT Amount”, and the aggregate total of such amounts, or RMB 5,952,575.03, the “Aggregate Funded PRC IIT Amount”), the Buyer shall promptly reimburse Patrick Lee or James Lee, as applicable, for the applicable excess amount. For the avoidance of doubt, and to avoid duplication, any amount of Tax that is included in the Aggregate Funded PRC IIT Amount shall not be indemnified by the Seller or paid by the Seller or from the Escrow Account.

Section 8.5 Straddle Periods. For purposes of this Agreement, in the case of any Taxes of the Company or any of its Subsidiaries that are payable with respect to any Tax period that begins before and ends after the Lockbox Date (a “Straddle Period”), the portion of any such Taxes that constitutes Pre-Lockbox Taxes shall (a) in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Lockbox Date and (b) in the case of Taxes (other than those described in Section 8.5(a)) that are imposed on a periodic basis with respect to the business or assets of the Company or its Subsidiaries or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Lockbox Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (a) of the preceding section, any exemption, deduction, credit or other item (including the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Lockbox Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Lockbox Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this clause (b) of this Section 8.5 shall be computed by reference to the level of such items on the Lockbox Date.

Section 8.6 Conveyance Taxes. Except as specifically set forth in Section 8.7 or Section 8.8, the Buyer, on the one hand, and the Seller, on the other hand, shall each pay when due, and be responsible for fifty percent (50%) of any sales, use, value added, transfer, stamp, registration, documentary, excise, intangible, real property transfer or gains or similar Taxes incurred as a result of the Contemplated Transactions and the Seller and the Buyer shall jointly, to the extent required by Law, file all required change of ownership forms, similar statements and other Tax Returns related to conveyance taxes required to be paid in connection with the Contemplated Transactions.

Section 8.7 Hong Kong Stamp Duty.

(a) The parties acknowledge that a stamp duty will be assessed and payable in Hong Kong in respect of the sale and purchase of the Shares contemplated hereby (the “HK Stamp Duty”). The Buyer shall cause the duly executed Transfer Documents to be lodged in the Stamp Duty Office of Hong Kong for stamping within the period specified in the Stamp Duty Ordinance and, as soon as reasonably practicable after the Closing, pay the full amount of the HK Stamp Duty as assessed by the Stamp Duty Office of Hong Kong. The Seller shall reimburse the Buyer, within two (2) Business Days following payment by the Buyer of the HK Stamp Duty, for an amount (if any) equal to the excess of (x) fifty percent (50%) of the HK Stamp Duty over (y) the Seller HK Stamp Duty Withheld Amount. If the Seller HK Stamp Duty Withheld Amount exceeds fifty percent (50%) of the HK Stamp Duty, then the Buyer shall reimburse the Seller for such excess within two (2) Business Days following payment by the Buyer of the HK Stamp Duty.

(b) The parties acknowledge that the Buyer will cause the register of members of the Company to be updated promptly upon the payment of the HK Stamp Duty and the stamping of the Transfer Documents and will make, or cause the Company to make, all necessary filings, registrations and/or notifications with the applicable Governmental Authority in respect of the sale and purchase of the Shares. In connection therewith, the Seller shall cooperate with the Buyer in all respects to (i) direct the secretary of the Company to accept instructions from individuals nominated by the Buyer and (ii) provide all other assistance reasonably necessary to facilitate the foregoing actions by the Buyer and/or the Company.

Section 8.8 China Stamp Duty. The parties acknowledge that a stamp duty may be assessed and payable in China in respect of the indirect sale and purchase of the shares of MK Shanghai (the “China Stamp Duty”). If the China Stamp Duty is due on the indirect sale and purchase of the shares of MK Shanghai, the Buyer shall cause the duly executed Transfer Documents to be lodged with the competent PRC Tax Authority for stamping within the prescribed period specified by the competent PRC Tax Authority and, as soon as reasonably practicable after notice of payment due, each of the Buyer and the Seller shall pay fifty percent (50%) of the full amount of the China Stamp Duty as assessed by the Stamp Duty Office of the competent PRC Tax Authority.

Section 8.9 Conflicts. The provisions of Article IX shall not apply to Tax matters except as expressly set forth therein. In the event of a conflict between this Article VIII and Article IX, this Article VIII shall govern with respect to Tax matters.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival. Each representation, warranty and covenant and agreement contained in this Agreement shall survive the Closing and continue in full force and effect until November 30, 2017 (the “Release Date”); provided that (i) the Fundamental Representations shall survive until the third anniversary of the Closing Date and (ii) the representations and warranties contained in Section 5.11 (Taxes) shall survive in the manner provided in Section 8.1 (the Release Date or such other date described above, as applicable, the “Expiration Date”); provided, further, that the covenants and agreements contained herein that by their express terms apply in whole or in part after the Release Date shall survive the Closing in accordance with their specified terms or until fully performed. Notwithstanding the preceding sentences of this Section 9.1, if either party delivers written notice to the other party of a claim for indemnification prior to the Release Date (or in the case of a claim in respect of a Fundamental Representation or a representation or warranty contained in Section 5.11, within the applicable Expiration Date referred to above), such claim shall survive until finally resolved or judicially determined.

Section 9.2 Indemnification of the Buyer Indemnified Parties. Subject to the limitations set forth in this Article IX, from and after the Closing, the Seller shall indemnify and hold harmless, to the fullest extent permitted by Law, the Buyer and its directors, employees, officers and Affiliates (including the Company and its Subsidiaries) and their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses to the extent arising out of or incurred as a result of any of the following:

(a) any breach of, or any inaccuracy in, (i) any representation or warranty made by the Seller in any Transaction Document (other than the Seller Fundamental Representations, Company Fundamental Representations or the representations and warranties set forth in Section 5.11 (Taxes) for which indemnification is available under Article VIII) or (ii) any Company Fundamental Representation or any Seller Fundamental Representation or in any document delivered with respect thereto;

(b) any breach or default in performance by the Company of any of its covenants or obligations required to be performed by or complied with on or prior to the Closing Date contained in any Transaction Document;

(c) any breach or default in performance by the Seller of any of its covenants or obligations required to be performed by or complied with contained in any Transaction Document;

(d) any breach or default in performance by SHL of any of its covenants or obligations set forth in Section 7.4 or Section 7.7 of this Agreement;

(e) any Affiliate Payments from the Lockbox Date through and including the Closing Date other than any Affiliate Payments included in the Closing Statement and deducted on a dollar for dollar basis from the Purchase Price at Closing; or

(f) any Qualified Transaction Expenses that are payable, but that are not paid by the Seller.

Section 9.3 Indemnification of the Seller Indemnified Parties. Subject to the limitations set forth in this Article IX, from and after the Closing, the Buyer shall indemnify and hold harmless, to the fullest extent permitted by Law, the Seller and its directors, employees, officers and Affiliates and their respective successors and assigns (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses to the extent arising out of or incurred as a result of any of the following:

(a) any breach of, or inaccuracy in, (i) any representation or warranty made by the Buyer in any Transaction Document (other than any Buyer Fundamental Representation) or (ii) any Buyer Fundamental Representation or in any document delivered with respect thereto; or

(b) any breach or default in performance by the Buyer of any covenant or obligation of the Buyer contained in any Transaction Document.

Section 9.4 Limitations.

(a) Notwithstanding any other provision of this Agreement, but subject to Section 9.5, (i) the Seller shall not have any obligation to indemnify any Buyer Indemnified Party pursuant to Section 9.2(a)(i) unless and until the aggregate amount of all such individual Losses (but in all cases disregarding De Minimis Losses) incurred or sustained by all Buyer Indemnified Parties with respect to which the Buyer Indemnified Parties would otherwise be entitled to indemnification under Section 9.2(a)(i) exceeds $2,500,000 (the “Threshold Amount”), whereupon the Seller shall be liable for all such Losses (including those incurred in reaching the Threshold Amount, but subject to the following clauses (ii) and (iii) and provided that such Losses for which the Seller shall be liable shall not include any De Minimis Losses), (ii) the aggregate liability of the Seller to indemnify the Buyer Indemnified Parties for Losses under Section 9.2(a)(i) shall in no event exceed $50,000,000 (the “Cap”), and (iii) all claims by the Buyer Indemnified Parties for indemnification under Section 9.2 shall be satisfied solely out of any funds remaining in the Escrow Account.

(b) Notwithstanding any other provision of this Agreement, but subject to Section 9.5, (i) the Buyer shall not have any obligation to indemnify any Seller Indemnified Party pursuant to Section 9.3(a)(i) unless and until, and only to the extent that, the aggregate amount of all individual Losses (but in all cases disregarding De Minimis Losses) incurred or sustained by all Seller Indemnified Parties with respect to which the Seller Indemnified Parties are entitled to indemnification under Section 9.3(a)(i) exceeds the Threshold Amount, whereupon the Buyer shall be liable for all such Losses (including those incurred in reaching the Threshold Amount, but subject to the following clause (ii) and provided that such Losses for which the Buyer shall be liable shall not include any De Minimis Losses), and (ii) the aggregate liability of the Buyer to indemnify the Seller Indemnified Parties for Losses under Section 9.3 shall in no event exceed an amount equal to the Cap.

(c) Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for an amount to the extent such party or its Affiliates has been indemnified or reimbursed for such amount by any other Person; provided, that, subject to Section 9.4(d) no party shall be obligated to seek any indemnification or reimbursement from any third party; provided, further, that all reasonable costs of recovery under such indemnification or reimbursement shall constitute Losses hereunder.

(d) Each party shall take commercially reasonable steps to mitigate its Losses (including by using commercially reasonable efforts to recover any insurance as may be available with respect to such Loss) upon and after becoming aware of any event which would reasonably be expected to give rise to such Losses; provided, that all reasonable costs of recovery (including increased insurance premiums or loss of insurance coverage) shall constitute Losses hereunder. All Losses will be determined, and any indemnification pursuant to Article VIII or this Article IX in respect of Losses will be made, net of any Tax benefits actually realized (taking into account any net Tax costs actually incurred), in each case realized or incurred in the year of the Loss and/or accrual or receipt of the indemnification payment (determined on a with or without basis) in connection with the facts or matters giving rise to such Losses.

(e) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR (i) EXEMPLARY DAMAGES, (ii) PUNITIVE DAMAGES, OR (iii) CONSEQUENTIAL OR SPECIAL DAMAGES (INCLUDING DIMINUTION IN VALUE, LOSS OF FUTURE PROFITS, REVENUE OR INCOME (OR ANY AMOUNT CALCULATED ON SUCH BASIS) OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY OR OTHER SIMILAR ITEMS) EXCEPT (a) IN THE CASE OF CONSEQUENTIAL OR SPECIAL DAMAGES, TO THE EXTENT SUCH LOSSES WERE A REASONABLY FORESEEABLE CONSEQUENCE OF THE MATTER GIVING RISE TO THE APPLICABLE LOSS OR (b) TO THE EXTENT SUCH LOSSES WERE PAYABLE BY AN INDEMNIFIED PARTY TO A THIRD PARTY.

Section 9.5 Limitation on Remedies. From and after the Closing, and except with respect to claims arising from (a) fraud or Willful Breach, (b) an Action for specific performance in accordance with Section 10.12, (c) a breach by SHL of any of its representations, warranties, covenants or agreements set forth in Section 7.1, Section 7.2, Section 7.3, Section 7.5, Section 7.6 or Section 10.15, or (d) any claims in respect of breaches of representations, warranties, covenants or agreements under any of the Transaction Documents (other than this Agreement or the Escrow Agreement) against any of the parties thereto, this Article IX and the Escrow Agreement shall constitute the exclusive remedy in respect of breaches of representations, warranties, covenants or agreements contained in this Agreement or in respect of any other claims in connection with the Contemplated Transactions. For the avoidance of doubt, except with respect to (i) claims arising from fraud or Willful Breach, (ii) claims in respect of a breach by SHL of any of its representations, warranties, covenants or agreements set forth in Section 7.1, Section 7.2, Section 7.3, Section 7.5, Section 7.6 or Section 10.15 or (iii) any claims in respect of breaches of representations, warranties, covenants or agreements under any of the Transaction Documents (other than this Agreement or the Escrow Agreement) against any of the parties thereto, a Buyer Indemnified Party shall only be able to recover to the extent of the amount of the funds in the Escrow Account. For the avoidance of doubt, this Article IX and the Escrow Agreement shall constitute the exclusive remedy in respect of breaches by SHL of any covenants or agreements contained in Section 7.4 or Section 7.7 of this Agreement, and a Buyer Indemnified Party shall only be able to recover in respect of any such breach to the extent of the amount of the funds in the Escrow Account.

Section 9.6 Claims.

(a) Promptly after the receipt by any Person entitled to indemnification pursuant to this Article IX (the “Indemnified Party”) of notice of the commencement of any Action involving a third party (such Action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant to this Article IX (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party; provided that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall prejudice any defense or claim available to the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in and assume the defense of any Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense; provided that the Indemnifying Party shall not be entitled to assume or continue control of (but shall be entitled to participate in) the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal Action, (ii) the Third Party Claim has or would reasonably be expected to result in Losses in excess of 150% of the amounts available for indemnification pursuant to Section 9.4, (iii) the Third Party Claim would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, or (iv) the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim, or (v) (x) the Third Party Claim seeks an injunction against any Indemnified Party that seeks to enjoin the Company or its Subsidiaries from conducting any business activities and (y) the Indemnified Party reasonably determines, after conferring with legal counsel, that such claim for injunctive relief cannot reasonably be separated from any related claim for money damages; provided, that if such claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(c) If the Indemnifying Party assumes the defense of any Third Party Claim, (i) it shall not settle the Third Party Claim unless either (A) the Indemnified Party shall have consented in writing thereto (such consent not to be unreasonably withheld, delayed or conditioned) or (B) (1) the settlement does not entail any admission of liability on the part of any Indemnified Party, (2) the settlement includes an unconditional release of each Buyer Indemnified Party or Seller Indemnified Party, as applicable, reasonably satisfactory to the Indemnified Party, from all Losses with respect to such Third Party Claim and (3) it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any settlement or judgment of such claim and may not claim that it does not have an indemnification obligation with respect thereto, and (ii) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party; except that the reasonable fees, costs and expenses of such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

(d) The Indemnified Party shall not settle any Third Party Claim if the Indemnifying Party shall have any obligation as a result of such settlement (whether monetary or otherwise) unless such settlement is consented to in writing by the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned.

(e) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim. Any consent to be given by the Buyer Indemnified Parties under this Section 9.6 shall be given by the Buyer acting on behalf of the Buyer Indemnified Parties and any consent to be given by the Seller Indemnified Parties under this Section 9.6 shall be given by the Seller acting on behalf of the Seller Indemnified Parties.

(f) The Indemnified Party shall give the Indemnifying Party written notice of any claim on account of any Losses that do not result from a Third Party Claim as soon as reasonably practicable after becoming aware thereof, which notice shall describe such claim in good faith and in reasonable detail in light of the circumstances then known to such Indemnified Party; provided that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is prejudiced as a result of such failure.

Section 9.7 Effect of Knowledge or Waiver of Condition. The right to indemnification, payment of Losses or other remedies based on any representations, warranties, covenants or agreements set forth in any Transaction Document (including indemnification under Article VIII) or in any document delivered with respect hereto or thereto will not be affected by any investigation conducted with respect to or any Knowledge or information acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement (other than disclosures made in the Seller Disclosure Letter, the Seller Disclosure Letter or the Buyer Disclosure Letter, as applicable).

Section 9.8 Additional Matters. For purposes of this Article IX, including for determining the existence of a breach and the amount of Losses, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality or Material Adverse Effect, except for such qualifications set forth in Section 5.10.

Section 9.9 Escrow Release.

(a) On November 30, 2017, the Seller and Buyer shall deliver joint written instructions to the Escrow Agent directing it to release to the Seller, to an account or accounts specified in writing by the Seller, any amount in the Escrow Account (if any) in excess of the sum of (i) $27,000,000 plus (ii) all amounts on account of any outstanding and unpaid or unresolved claims for indemnification under Section 8.1 and Section 9.2 that were previously made by the Buyer Indemnified Parties in accordance with Section 8.2 and Section 9.6, respectively (such amounts in clause (ii), the “Initial Release Unpaid Claims Amount”). The Initial Release Unpaid Claims Amount shall be paid to the Buyer if, as and when required in accordance with the terms hereof and of the Escrow Agreement. After the resolution and payment of all claims made by the Buyer Indemnified Parties prior to November 30, 2017 in respect of which the Initial Release Unpaid Claims Amount was retained, the Seller and the Buyer shall provide joint written instructions to the Escrow Agent directing it to release to the Seller, to an account or accounts specified in writing by the Seller, the portion (if any) of the Initial Release Unpaid Claims Amount not paid to the Buyer in accordance with this Agreement and the Escrow Agreement.

(b) On the third anniversary of the Closing Date, the Seller and the Buyer shall deliver joint written instructions to the Escrow Agent directing it to release to the Seller, to an account or accounts specified in writing by the Seller, any amount remaining in the Escrow Account in excess of the sum of all amounts on account of any outstanding and unpaid or unresolved claims for indemnification under Section 8.1 and Section 9.2 that was previously made by the Buyer Indemnified Parties in accordance with Section 8.2 and Section 9.6, respectively (such amounts, the “Remaining Release Unpaid Claims Amount”). The Remaining Release Unpaid Claims Amount shall be paid to the Buyer as and when required in accordance with the terms hereof and of the Escrow Agreement. After the resolution and payment of all claims made by the Buyer Indemnified Parties prior to the third anniversary of the Closing Date in respect of which the Remaining Release Unpaid Claims Amount was retained, the Seller and the Buyer shall provide joint written instructions to the Escrow Agent directing it to release to the Seller, to an account specified in writing by the Seller, the portion (if any) of the Remaining Release Unpaid Claims Amount not paid to the Buyer in accordance with this Agreement and the Escrow Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Expenses. Except as otherwise expressly provided herein, the Company, the Seller and the Buyer shall each pay all of their own fees, costs and expenses (including attorneys’ and accountants’ fees, costs and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Contemplated Transactions; provided that the Seller shall bear all Qualified Transaction Expenses as provided for herein.

Section 10.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, the Company and the Seller.

Section 10.3 Entire Agreement. The Transaction Documents contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and the Transaction Documents and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

Section 10.4 Tax Treatment of Indemnity Payments. It is the intention of the parties hereto to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by applicable Tax Laws or a final determination by a Tax Authority.

Section 10.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (a) if in writing and served by personal delivery upon receipt by the party for whom it is intended; (b) if delivered by facsimile or electronic mail upon confirmation of receipt; or (c) if delivered by certified mail, registered mail or courier service, upon issuance of the return-receipt reflecting delivery to the party at the address set forth below, to the Persons indicated:

If to the Buyer or, after the Closing, the Company, to:

Michael Kors (Europe) B.V.

Sint Jansweg 15 (Innovatoren)

5928 RC Venlo, The Netherlands

Attention: Joseph B. Parsons, Director

Email: Joe.Parsons@michaelkors.com

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:     Toby Myerson

                     Justin Hamill

Facsimile:    (212) 757-3900

Email:     tmyerson@paulweiss.com

                jhamill@paulweiss.com

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Joshua Cammaker

Facsimile: (212) 403-2000

Email: JRCammaker@WLRK.com

If to the Seller or SHL, to:

c/o Novel Secretaries Limited

12/F, Novel Industrial Building

850-870 Lai Chi Kok Road

Cheung Sha Wan

Kowloon, Hong Kong

Attention: Oliver Chu

Facsimile: +852-2310-1841

Email: oliver_chu@novelent.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:     Gary Horowitz

                     Maripat Alpuche

Facsimile:    (212) 455-2505

Email:     ghorowitz@stblaw.com

               malpuche@stblaw.com

and

SHL Investment Group (USA), Inc.

9 West 57th Street, 50th Floor

New York, NY 10019

Attention: Gary Sheff

Facsimile: (646) 354-4842

Email: gary@shlglobal.com

If to the Company (prior to the Closing):

Michael Kors (HK) Limited

Unit 1902, 19/F, Tower 6

The Gateway, Harbour City

Tsim Sha Tsui, Kowloon, Hong Kong

Attention: James Lee

Facsimile: +86-21-6032-7555

Email: james.lee@michaelkors.cn

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:     Gary Horowitz

                     Maripat Alpuche

Facsimile:    (212) 455-2505

Email:     ghorowitz@stblaw.com

                malpuche@stblaw.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.5.

Section 10.6 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing signed by each party and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement.

Section 10.7 Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or otherwise transferred (including by operation of Law or otherwise) by any party without the prior written consent of the other party, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that without written consent of any party hereto, either party may assign its rights and obligations to any of its Affiliates, but no assignment shall relieve the assigning party of any Liability hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns.

Section 10.8 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a party or a permitted assignee of a party to this Agreement, except as set forth in Article IX (Indemnification) and Section 7.8 (D&O Indemnification).

Section 10.9 Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of New York.

Section 10.10 Consent to Jurisdiction and Service of Process. Any Action seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the Contemplated Transactions shall be brought in any New York state or federal court located in New York County, in the State of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that by mailing a copy of the service of process by registered or certified mail (or any substantially similar form of mail) postage prepaid, to such party at its address as provided in Section 10.5 shall be deemed effective service of process on such party.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.12 Specific Performance. Each party hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the other party in accordance with the terms hereof or were otherwise breached and that such non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.13 Severability. Without limitation to Section 7.2(d)(ii), which shall govern for purposes of Section 7.2, if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party hereto. Upon such a determination, the Buyer, the Company and the Seller shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the Contemplated Transactions may be consummated as originally contemplated to the fullest extent possible.

Section 10.14 Counterparts; Delivery by Facsimile or PDF. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronically transmitted portable document format, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 10.15 Representations and Warranties of SHL. Except as set forth on Section 10.15 of the Seller Disclosure Letter, SHL represents and warrants to the Buyer as follows:

(a) SHL has been duly organized, is validly existing and is in good standing under the Laws of its jurisdiction of organization. SHL has the requisite power and authority to own or lease its assets and properties and to conduct its business as it is now being conducted. SHL is duly licensed or qualified and is in good standing as a foreign entity in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of SHL to enter into this Agreement or perform its obligations hereunder.

(b) SHL has all requisite power and authority to execute and deliver each Transaction Document to which SHL is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by SHL of each Transaction Document to which it is or will be a party and the consummation of the

Contemplated Transactions has been duly and validly authorized and approved by the board of directors or other applicable governing body or representatives of SHL, and no other proceeding, consent or authorization on the part of SHL is necessary to authorize any Transaction Document to which it is or will be a party or to perform its obligations hereunder. Each Transaction Document to which SHL is or will be a party has been or will be duly and validly executed and delivered by SHL and constitutes, or will constitute, a legal, valid and binding obligation of SHL, enforceable against SHL in accordance with its terms, subject to the Enforceability Exceptions.

(c) There are no pending or threatened Actions before or by any Governmental Authority against SHL that would reasonably be expected to adversely affect or restrict the ability of SHL to enter into and perform SHL’s obligations under any Transaction Document to which SHL is or will be a party. SHL is not subject to any outstanding Order that prohibits or otherwise restricts the ability of SHL to perform its obligations hereunder.

(d) The execution and delivery by SHL of each Transaction Document to which SHL is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(i) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required or result in the termination of or give any Person the right to terminate, any material Contract to which SHL is a party or by which any of SHL’s assets are bound, in each case, except for those which would not reasonably be expected to have a material adverse effect on SHL’s ability to perform its obligations under this Agreement;

(ii) breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to SHL, except for those which would not reasonably be expected to materially impair SHL’s ability to perform its obligations under this Agreement;

(iii) violate or conflict with any Organizational Documents of SHL; or

(iv) result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of SHL, except for those which would not reasonably be expected to have a material adverse effect on SHL’s ability to perform its obligations under this Agreement.

Section 10.16 Non-Recourse. This Agreement may only be enforced against, and all claims or causes of action (whether in contract, in tort, at law, in equity or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, termination, performance or non-performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto, or, to the extent a party has agreed to cause a Subsidiary to take or omit to take any action, against such Subsidiary (but only to the extent of the specific obligations of such parties or Subsidiaries set forth herein). Without limiting any rights any party may have pursuant to any Transaction Document against the parties to such Transaction Document, (i) no Person who is not a named party to the this Agreement (other than the Subsidiaries of a party to the extent a party has agreed to cause such Subsidiary to take or omit to take any action), including any past, present or future, director, officer, employee, incorporator, member, partner, stockholder or other equityholder, Affiliate, agent, attorney, financial advisor or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any liability based on, in respect of, by reason of, arising under, out of, in connection with, or related in any manner to this Agreement, the transactions contemplated by this Agreement or their negotiation or execution; and, (ii) to the maximum extent permitted by Law, each party hereto waives and releases all such liabilities against any such Non-Party Affiliates.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

THE BUYER:

MICHAEL KORS (EUROPE) B.V.

By:	/s/ Joseph B. Parsons
Name:	Joseph B. Parsons
Title:	Director

THE COMPANY:

MICHAEL KORS (HK) LIMITED

By:	/s/ LEE Ta-Kang
Name:	LEE Ta-Kang
Title:	Director

THE SELLER:

MICHAEL KORS FAR EAST TRADING LIMITED

By:	/s/ TANG Shiu Fai
Name:	TANG Shiu Fai
Title:	Director

Solely for the purposes of Sections 7.1, 7.2, 7.3, 7.4, 7.5 7.6, 7.7 and 10.15:

SPORTSWEAR HOLDINGS LIMITED

By:	/s/ Silas Kei-Fong Chou
Name:	Silas Kei-Fong Chou
Title:	Director

[Signature Page to Share Purchase Agreement]

Exhibit A

Form of Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is entered into as of May 31, 2016, by and among Michael Kors (Europe) B.V., a Dutch private limited liability company (“the Buyer”), Michael Kors Far East Trading Limited, a British Virgin Islands company (“the Seller”, and together with the Buyer, sometimes referred to individually as a “Party” and collectively as the “Parties”), and JPMorgan Chase Bank, N.A. (the “Escrow Agent”). Capitalized terms used but not defined shall have the meaning ascribed to such terms in the Purchase Agreement (as defined below); provided the Escrow Agent shall not be deemed to have knowledge of any capitalized terms not defined herein.

WHEREAS, the Seller and the Buyer have entered into a Share Purchase Agreement, dated as of May 31, 2016 (as amended, modified, supplemented or restated from time to time, the “Purchase Agreement”), by and among the Buyer, Michael Kors (HK) Limited, a company incorporated in Hong Kong with limited liability (the “Company”), the Seller and (solely for the purposes of certain sections specified therein) Sportswear Holdings Limited, a British Virgin Islands company; and

WHEREAS, pursuant to Section 2.3 and Section 2.5(b) of the Purchase Agreement, the Parties have agreed that the Buyer shall deposit a portion of the cash consideration under the Purchase Agreement equal to the Escrow Deposits (as hereinafter defined) (subject to the terms and conditions set forth herein and therein) with Escrow Agent hereunder to hold the Funds (as hereinafter defined) until the Funds are released in accordance with the terms of this Agreement and the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment. The Parties hereby appoint Escrow Agent as their escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Funds; Investment. (a) The Buyer agrees to deposit with Escrow Agent the sum of (i) $52,000,000 (“Indemnification Escrow Deposit”) and (ii) $47,500,000 (“PRC Withholding Tax Escrow Deposit” and together with the Indemnification Escrow Deposit, the “Escrow Deposits”). Escrow Agent shall hold each Escrow Deposit in one or more demand deposit accounts and invest and reinvest each of (i) the Indemnification Escrow Deposit and the proceeds thereof (the “Indemnification Fund”) and (ii) the PRC Withholding Tax Escrow Deposit and the proceeds thereof (the “PRC Withholding Tax Fund” and together with the Indemnification Fund, the “Funds”) in a JPMorgan Money Market Deposit Account (“MMDA”), or a successor investment offered by Escrow Agent; it being understood that no portion of the Indemnification Fund shall be held in the same account as the PRC Withholding Tax Fund. MMDAs have rates of interest or compensation that may vary from time to time as determined by the Escrow Agent. The Parties recognize and agree that instructions to make any other investment (“Alternative Investment”), and any instruction to change investments must be in a joint writing and executed by an Authorized Representative (as defined in Section 3 below), of the Buyer and the Seller and shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity and the Escrow Agent or any affiliated entity may act as counterparty with respect to such investments.

(b) The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee or trade execution fee in connection with each transaction. Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Funds or the purchase, sale, retention or other disposition of any investment described herein, and each Party acknowledges that it was not offered any advice or recommendation by Escrow Agent with regard to any investment and has made an independent assessment of the suitability for its own purposes of any investment hereunder. Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties. Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment. Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of an Authorized Representative of the Parties to give Escrow Agent instructions to invest or reinvest the Funds. Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Parties hereto agree to treat the Buyer as the owner of any amount remaining in the Funds for all income tax purposes. Accordingly, all interest or other income earned under this Agreement shall be allocated to the Buyer and reported, by Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposits by the Buyer whether or not said income has been distributed during such year. The Parties shall duly complete such tax documentation reasonably requested by the Escrow Agent as necessary for Escrow Agent to complete required tax reporting and for the relevant Party to receive interest or other income without or at a reduced rate of withholding or deduction of tax in any jurisdiction, to the extent permitted by applicable law. Should any information supplied by a Party in such tax documentation change, the applicable Party shall promptly notify Escrow Agent. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation as required by law, and shall remit such taxes to the appropriate authorities. The Escrow Agent shall distribute, on or before tenth (10th) calendar day of each calendar year, so long as any portion of the Escrow Deposits remains in the Funds, to an account or accounts designated by Buyer in writing, an amount equal to twenty-five percent (25%) of the income earned on the investment of the Funds during the preceding calendar year (or the balance of the Funds if such amount is less than 25% of the income earned on the investment of the Funds in the preceding calendar year).

3. Disposition and Termination. (a) The Escrow Agent shall release amounts from the Funds only in accordance with (A) joint written instructions received from the Seller and the Buyer substantially in the form of Exhibit A-1 attached hereto (“Joint Release Notice”) executed by each Party as evidenced by the signatures of such Party’s respective Authorized Representative, which joint written instructions shall specify the Fund from which such release shall be made and the party and account to whom such release shall be paid or (B) a final award, judgment or court order of a court of competent jurisdiction (“Court Order”) delivered by one of the Parties to the Escrow Agent and accompanied by written instruction from an Authorized Representative of such Party to effect such Court Order and the Escrow Agent shall be entitled to rely upon any such instructions and shall have no responsibility to review the Court Order to which such instruction refers or to make any determination as to whether such Court Order is final. Within three (3) Business Days after the date on which the Escrow Agent receives such an executed Joint Release Notice or a Court Order, the Escrow Agent shall disburse the portion of the Funds set forth in the Joint Release Notice or the Court Order, as applicable, to the persons or accounts designated in such Joint Release Notice or Court Order, as applicable

Whenever Escrow Agent is required to make payment of the Funds pursuant to this Agreement, Escrow Agent shall promptly (and in any event within 3 Business Days) pay such amount in cash by wire transfer in immediately available funds. Notwithstanding anything to the contrary set forth in Section 8, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Funds, must be in writing executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of their designated persons as set forth on the Designation of Authorized Representatives attached hereto as Schedules 1-A and 1-B (each an “Authorized Representative”), and delivered to Escrow Agent only by confirmed facsimile or as a Portable Document Format (“PDF”) attached to an email on a Business Day only at the fax number or email address set forth in Section 8 below. Each Designation of Authorized Representatives shall be signed by the Secretary, any Assistant Secretary or other duly authorized officer of the named Party. No instruction for or related to the transfer or distribution of the Funds shall be deemed delivered and effective unless Escrow Agent actually shall have received it on a Business Day by facsimile or as a PDF attached to an email only at the fax number or email address set forth in Section 8 and as evidenced by a confirmed transmittal to the Party’s or Parties’ transmitting fax number or email address and Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Funds if delivered to any other fax number or email address, including but not limited to a valid email address of any employee of Escrow Agent.

2

The Parties each acknowledge that Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to the Buyer and/or the Seller, respectively, without a verifying call-back as set forth in Section 3(b) below:

The Buyer:	The Seller:
ING Bank NV	HSBC Bank USA NA, New York
IBAN #: NL03 INGB 0020 0931 28	SWIFT: MRMD US33
BIC/SWIFT Code: INGBNL2A	CHIPS UID 075995
Currency: USD	Fedwire #: 021001088

For account of:
The Hongkong and Shanghai Banking Corporation
Limited (Swift code: HSBCHKHHHKH)
Hong Kong Main Office
1 Queen’s Road Central
Hong Kong
Account No.: 000-04441-5

Beneficiary:
Michael Kors Far East Trading Limited
Account no: 848-815882-274

Additionally, the Parties agree that repetitive funds transfer instructions may be given to Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Any such Standing Settlement Instructions shall be set up in writing in advance of any actual transfer request and shall contain complete funds transfer information (as set forth above) for the beneficiary. Any such set-up of Standing Settlement Instructions (other than those established concurrently with the execution of this Agreement), and any changes in existing set-up, shall be confirmed by means of a verifying callback to an Authorized Representative. Standing Settlement Instructions will continue to be followed until cancelled by the Parties jointly in a writing signed by an Authorized Representative of each Party and delivered to Escrow Agent in accordance with this Section. Once set up as provided herein, Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary. Each Party agrees that any Standing Settlement Instructions shall be effective as the funds transfer instructions of such Party or the Parties, as applicable, without requiring a verifying callback, as set forth in Section 3(b) below, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary.

(b) In the event any other funds transfer instructions are set forth in a permitted instruction from a Party or the Parties in accordance with Section 3, Escrow Agent is authorized to seek confirmation of such funds transfer instructions by a single telephone call-back to one of the Authorized Representatives of such Party or Parties, as the case may be, and Escrow Agent may rely upon the confirmation of anyone purporting to be that Authorized Representative. The persons designated as Authorized Representatives and telephone numbers for same may be changed only in a writing executed by an Authorized Representative or other duly authorized officer of the applicable Party setting forth such changes and actually received by Escrow Agent via facsimile or as a PDF attached to an email. Except as set forth in Section 3(a) above, no funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone callback. Escrow Agent, any intermediary bank and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in a funds transfer instruction provided by a Party or the Parties in accordance with Section 3 and confirmed by an Authorized Representative of such Party or Parties. Further, the beneficiary’s bank in the funds transfer instruction may make payment on the basis of the account number provided in such Party or Parties’ instruction and confirmed by an Authorized Representative of such Party or Parties even though it identifies a person different from the named beneficiary.

3

(c) The Parties acknowledge that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the internet and the Parties hereby expressly assume such risks.

(d) As used in this Section 3, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed. The Parties acknowledge that the security procedures set forth in this Section 3 are commercially reasonable.

(e) Upon delivery of the Funds in full by Escrow Agent, this Agreement shall terminate and the related account(s) shall be closed, subject to the provisions of Section 6.

4. Escrow Agent. Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. Escrow Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any other agreement between the Parties, nor shall Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement shall control the actions of Escrow Agent. Escrow Agent may conclusively rely upon any written notice, document, instruction or request delivered by the Parties reasonably believed by it to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that Escrow Agent’s gross negligence, willful misconduct, bad faith or fraud was the cause of any direct loss to either Party. Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents, provided that Escrow Agent shall be liable for any actions taken or omitted to be taken by any of its affiliates or agents hereunder. In the event Escrow Agent shall be uncertain, or believes there is some ambiguity, as to its duties or rights hereunder, or receives instructions, claims or demands from any Party hereto which in Escrow Agent’s judgment conflict with the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the Parties, Escrow Agent shall be entitled either to: (a) refrain from taking any action until it shall be given (i) a joint written direction executed by Authorized Representatives of the Parties which eliminates such conflict or (ii) a court order issued by a court of competent jurisdiction (it being understood that Escrow Agent shall be entitled conclusively to rely and act upon any such court order and shall have no obligation to determine whether any such court order is final); or (b) file an action in interpleader. Escrow Agent shall have no duty to solicit any payments which may be due it or the Funds, including, without limitation, the Escrow Deposits nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

5. Resignation; Succession. Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving not less than thirty (30) days advance notice in writing of such resignation to the Parties or may be discharged from its duties and obligations and removed as escrow agent, with or without cause, by the Parties at any time after giving no less than thirty (30) days advance joint written notice to the Escrow Agent. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or to distribute it in accordance with the directions of a final non-appealable court order, at which time of delivery or distribution, Escrow Agent’s obligations hereunder shall cease and terminate. If prior to the effective resignation or removal date, the Parties have failed to appoint a successor escrow agent, or to instruct the Escrow Agent to deliver the Funds to another person as provided above, or if such delivery is contrary to applicable law, at any time on or after the effective resignation date, Escrow Agent either (a) may interplead the Funds with a court located in the State of New York and the reasonable and documented expenses and reasonable attorney’s fees which are incurred in connection with such proceeding may be charged against and withdrawn from the Funds; or (b) appoint a successor escrow agent of its own choice. Any

4

appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent. Escrow Agent shall deliver the Funds to any appointed successor escrow agent, at which time Escrow Agent’s obligations under this Agreement shall cease and terminate. Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all of the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6. Compensation; Acknowledgment. (a) The Parties each agree to pay Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing, shall be as described in Schedule 2. The Seller and the Buyer shall each be responsible for 50% of any amounts payable pursuant to this Section 6.2(a).

(b) Each of the Parties further agrees to the disclosures and agreements set forth in Schedule 2.

7. Indemnification and Reimbursement. The Parties agree jointly and severally to indemnify, defend, hold harmless, pay or reimburse Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, or reasonable and documented, out-of-pocket costs or expenses (including, without limitation, the reasonable and documented fees and expenses of outside counsel and experts and their staffs and all reasonable and documented expense of document location, duplication and shipment) (collectively “Losses”), arising out of or in connection with (a) Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction to have been caused by the gross negligence, willful misconduct, bad faith or fraud of such Indemnitee and (b) Escrow Agent’s following, accepting or acting upon any instruction or directions, whether joint or singular, from the Parties received in accordance with this Agreement; provided, that as between themselves, and without affecting their indemnification obligations to the Escrow Agent, each of the Buyer and the Seller agrees to pay fifty percent (50%) of any such indemnification claims and shall be entitled to reimbursement from the other Party to the extent the amount of Losses paid to an Indemnitee exceeds such agreed to fifty percent (50%) allocation. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement.

8. Notices. Except as otherwise provided in Section 3, all communications hereunder shall be in writing or set forth in a PDF attached to an email, and all instructions from a Party or the Parties to the Escrow Agent shall be executed by an Authorized Representative, and shall be delivered in accordance with the terms of this Agreement by facsimile, email or overnight courier only to the appropriate fax number, email address, or notice address set forth for each party as follows:

If to the Buyer:	Michael Kors (Europe) B.V.
Sint Jansweg 15 (Innovatoren)
5928 RC Venlo, The Netherlands
Attention: Joseph B. Parsons, Director
Email: Joe.Parsons@michaelkors.com

With copies to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Toby Myerson
Justin Hamill
Tel No.: (212) 373-3000
Fax No.: (212) 757-3900

5

If to the Seller:	Michael Kors Far East Trading Ltd.
c/o Novel Secretaries Limited
12/F, Novel Industrial Building
850-870 Lai Chi Kok Road
Kowloon, Hong Kong
Attention: Oliver Chu
Fax No.: +852-2310-1840

With copies to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Gary Horowitz
Maripat Alpuche
Tel No.: (212) 455-2000
Fax No.: (212) 455-2505

If to Escrow Agent:	JPMorgan Chase Bank, N.A.
Escrow Services
4 New York Plaza, 11th Floor
New York, NY, 10004
Attention: Ilona Kandarova / Andric Cheong / Rola-Tseng Pappalaro
Fax No.: (212) 552-2812
Email Address:
(New York) ec.escrow@jpmorgan.com/

9. Compliance with Court Orders. In the event that a legal garnishment, attachment, levy restraining notice or court order is served with respect to any of the Funds, or the delivery thereof shall be stayed or enjoined by an order of a court, Escrow Agent is hereby expressly authorized, in its reasonable discretion, to obey and comply with all such orders so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and to the extent that Escrow Agent obeys or complies with any such order it shall not be liable to any of the Parties hereto or any other person by reason of such compliance notwithstanding such order being subsequently reversed, modified, annulled, set aside or vacated.

10. Miscellaneous. (a) The provisions of this Agreement may be waived, altered, amended or supplemented only by a writing signed by the Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned by any Party without the prior consent of Escrow Agent and the other Party. This Agreement shall be governed by and construed under the laws of the State of New York. Each Party and Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Party shall not claim, and hereby irrevocably waives, such immunity. Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement and any Joint Release Notice from the Parties may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or instruction, as applicable. All signatures of the parties to this Agreement may be transmitted by facsimile or as a PDF attached to an email, and such facsimile or PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties each represent, warrant and covenant that (i) each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations; (ii) such Party has full power and authority to

6

enter into, execute and deliver this Agreement and to perform all of the duties and obligations to be performed by it hereunder; and (iii) the person(s) executing this Agreement on such Party’s behalf and certifying Authorized Representatives in the applicable Schedule 1 have been duly and properly authorized to do so, and each Authorized Representative of such Party has been duly and properly authorized to take the actions specified for such person in the applicable Schedule 1. Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of the Funds or this Agreement.

(b) Information. The Parties authorize the Escrow Agent to disclose information with respect to this Agreement and the account(s) established hereunder, the Parties, or any transaction hereunder if such disclosure is: (i) necessary or desirable, in the Escrow Agent’s opinion, for the purpose of allowing the Escrow Agent to perform its duties and to exercise its powers and rights hereunder; (ii) to a proposed assignee of the rights of Escrow Agent; (iii) to a branch, affiliate, subsidiary, employee or agent of the Escrow Agent or to their auditors, regulators or legal advisers or to any competent court; (iv) to the auditors of any of the Parties; or (v) permitted or required by applicable law, regardless of whether the disclosure is made in the country in which each Party resides, in which the Escrow Account is maintained, or in which the transaction is conducted. The Parties agree that such disclosures by the Escrow Agent and its affiliates may be transmitted across national boundaries and through networks, including those owned by third parties.

[Remainder of page intentionally left blank]

7

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

THE BUYER

MICHAEL KORS (EUROPE) B.V.

By:
Name:
Title:

[Signature Page to Escrow Agreement]

THE SELLER

MICHAEL KORS FAR EAST TRADING LIMITED

By:
Name:
Title:

[Signature Page to Escrow Agreement]

JPMORGAN CHASE BANK, N.A.,
As Escrow Agent

By:
Name:
Title:

[Signature Page to Escrow Agreement]

EXHIBIT A-1

FORM OF JOINT RELEASE NOTICE

JPMorgan Chase Bank, N.A., Escrow Services

[Address]

[Fax No.]

[Email Address]

Date:

Re: The Buyer and the Seller – Escrow Agreement dated May 31, 2016

Escrow Account no. [                    ]

Dear Sir/Madam:

We refer to an escrow agreement, dated May 31, 2016, by and among Michael Kors (Europe) B.V., a Dutch private limited liability company, as the Buyer, Michael Kors Far East Trading Limited, a British Virgin Islands company, as the Seller, and JPMorgan Chase Bank, N.A., as Escrow Agent (the “Escrow Agreement”).

Capitalized terms in this letter that are not otherwise defined shall have the same meaning given to them in the Escrow Agreement.

The Parties hereby instruct the Escrow Agent to release the Funds, or the portion specified below and in the allocation specified below, to the specified part[y][ies] as instructed below.

Fund: [Indemnification Fund][PRC Withholding Tax Fund]

Amount

(In writing)

Beneficiary

City

Country

US Instructions:

Bank

Bank address

ABA Number:

Credit A/C Name:

Credit A/C #:

Credit A/C Address:

If Applicable:

FFC A/C Name:

FFC A/C #:

FFC A/C Address:

International Instructions:

Bank Name:

Bank Address

SWIFT Code:

US Pay Through ABA:

11

Credit A/C Name:

Credit A/C # (IBAN #):

Credit A/C Address:

If Applicable:

FFC A/C Name:

FFC A/C # (IBAN #):

FFC A/C Address:

FOR AND ON BEHALF OF THE BUYER:

Name:	Name:
Date:	Date:
Title:	Title:

FOR AND ON BEHALF OF THE SELLER:

Name:	Name:
Date:	Date:
Title:	Title:

12

Exhibit B

Form of Instruments of Transfer and Bought and Sold Notes

INSTRUMENT OF TRANSFER

MICHAEL KORS (HK) LIMITED

We, Michael Kors Far East Trading Limited, of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Transferor”) in consideration of US$500,000,000 do hereby transfer to Michael Kors (Europe) B.V. of Sint Jansweg 15 (Innovatoren) 5928 RC Venlo, The Netherlands (the “Transferee”), 1,000,001 ordinary shares in Michael Kors (HK) Limited (registered in Hong Kong with Company Number 1501763) standing in our name in the share register of Michael Kors (HK) Limited to hold unto the said Transferee, its executors, administrators or assigns, subject to the several conditions upon which we hold the same at the time of execution hereof. And we the said Transferee do hereby agree to take the said ordinary shares subject to the same conditions.

WITNESS our hands the     day of May 2016

Transferor:	Witness to the signature of the Transferor:
Executed by	Witness signature:
Michael Kors Far East Trading Limited by:

Name:	Name:
Title:	Address:

Transferee:	Witness to the signature of the Transferee:
Executed by	Witness signature:
Michael Kors (Europe) B.V. by:

Name:	Name:
Title:	Address:

BOUGHT NOTE

Name of Purchaser (Transferee):	Michael Kors (Europe) B.V. of Sint Jansweg 15 (Innovatoren)
5928 RC Venlo, The Netherlands

Name of Seller (Transferor):	Michael Kors Far East Trading Limited of P.O. Box 957, Offshore
Incorporations Centre, Road Town, Tortola, British Virgin Islands

Name of Company in which the shares are to be transferred: Michael Kors (HK) Limited

Number of shares: 1,000,001 ordinary shares

Consideration Paid: US$500,000,000

Executed for and on behalf of Michael Kors (Europe) B.V. (as transferee) by its agent:

Director:

Date:     May 2016

Place of Execution: New York, United States of America

SOLD NOTE

Name of Seller (Transferor):	Michael Kors Far East Trading Limited of P.O. Box 957, Offshore
Incorporations Centre, Road Town, Tortola, British Virgin Islands

Name of Purchaser (Transferee):	Michael Kors (Europe) B.V. of Sint Jansweg 15 (Innovatoren)
5928 RC Venlo, The Netherlands

Name of Company in which the shares to be transferred: Michael Kors (HK) Limited

Number of shares: 1,000,001 ordinary shares

Consideration Received: US$500,000,000

Executed for and on behalf of Michael Kors Far East Trading Limited (as transferor)

Director:

Date:      May 2016

Place of Execution: Tsim Sha Tsui, Kowloon, Hong Kong